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Exhibit 10.5

LICENSE CONTRACT FOR THE EXPLORATION
AND EXPLOITATION OF HYDROCARBONS
BLOCK Z-1

PERUPETRO S.A.
WITH
NUEVO PERU LTD., SUCURSAL DEL PERU /BPZ ENERGY. INC., SUCURSAL PERU

INDEX

PRELIMINARY CLAUSE: GENERAL POINTS	3
CLAUSE ONE: DEFINITIONS	3
CLAUSE TWO: PURPOSE OF THE CONTRACT	10
CLAUSE THREE: TERM, CONDITIONS & GUARANTY	10
CLAUSE FOUR: EXPLORATION	13
CLAUSE FIVE: EXPLOITATION	17
CLAUSE SIX: SUBMISSION OF INFORMATION & STUDIES	19
CLAUSE SEVEN: SUPERVISION COMMITTEE	20
CLAUSE EIGHT: ROYALTY & VALUATION	21
CLAUSE NINE: TAXES	26
CLAUSE TEN: CUSTOMS DUTIES	26
CLAUSE ELEVEN: FINANCIAL RIGHTS	27
CLAUSE TWELVE: EMPLOYEES	29
CLAUSE THIRTEEN: ENVIRONMENTAL PROTECTION	29
CLAUSE FOURTEEN: CONSERVATION OF HYDROCARBONS & LOSS PREVENTION	29
CLAUSE FIFTEEN: TRAINING & TECHNOLOGY TRANSFER	30
CLAUSE SIXTEEN: ASSIGNMENT	31
CLAUSE SEVENTEEN: ACT OF GOD OR FORCE MAJEURE	32
CLAUSE EIGHTEEN: ACCOUNTING	33
CLAUSE NINETEEN: MISCELLANEOUS	34
CLAUSE TWENTY: NOTICES & COMMUNICATIONS	35
CLAUSE TWENTYONE: SUBMISSION TO PERUVIAN LAW AND DISPUTES RESOLUTION	36
CLAUSE TWENTYTWO: TERMINATION	38
ANNEX "A": DESCRIPTION OF CONTRACT AREA	40
ANNEX "B": MAP OF CONTRACT AREA	41
ANNEXES "C-1" TO "C-X": LETTERS OF GUARANTY FOR THE MINIMUM WORK PROGRAM	42
ANNEX "D": CORPORATE GUARANTY	43
ANNEX "E": ACCOUNTING PROCEDURE	44
ANNEX "F": EXPLORATION WORKING UNITS—Table of Equivalencies	50

INTRODUCTORY CLAUSE—BACKGROUND

I.
PERUPETRO S.A. (PERUPETRO), Syntroleum Peru Holdings Limited, Sucursal del Peru and BPZ Energy, Inc., Sucursal Peru, entered into a License Contract for the Exploration and Exploitation of Hydrocarbons in Block Z-1, hereinafter called the Contract, the same that according to law was approved by Supreme Decree 052-2001-EM, converted into a Public Deed on November 30, 2001 by the Notary Public of Lima, Dr. Cecilia Hidalgo Moran and recorded at Entry A00001 of the Electronic Card No 11355079 of the Hydrocarbon Public Registry.

II.
According to Clause Sixteenth of the Contract, Syntroleum Peru Holding Limited, Sucursal del Peru, notified PERUPETRO its intention to assign its whole 95% participation in the Contract to the branch Nuevo Peru Ltd., Sucursal del Peru. Thus, Nuevo Peru Ltd., Sucursal del Peru shall then become the holder of a 95% participation in the Contract and BPZ Energy Inc., Sucursal Peru will maintain its 5% participation.

III.
Nuevo Peru Ltd., Sucursal del Peru requested to PERUPETRO qualification to take over the 95% participation in the Contract, which would be assigned by Syntroleum Peru Holdings Limited, Sucursal del Peru, and this qualification was granted by PERUPETRO.

IV.
That, in view of the latest legal modifications on royalties and other pertinent rules, PERUPETRO has deemed convenient to fully modify the Contract, in order that it shall adopt the form of the last updated version of the License Contract for the Exploration and Exploitation of Hydrocarbons.

ASSIGNMENT—PARTICIPACION CLAUSE

        Syntroleum Peru Holdings Limited, Sucursal del Perú, subject to what is allowed in Clause Sixteenth of the Contract, hereby assigns totally its rights and obligations derived from the Contract to Nuevo Peru Ltd., Sucursal del Peru, and the latter shall assume any and all rights and obligations derived from the Contract as of the date of the Public Deed originated by this draft.

        BPZ Energy, Inc., Sucursal Peru, in turn, grants its consent to this Assignment of Participation in the Contract and shall maintain its five-percent (5%) participation in such Contract.

AMENDING CLAUSE—GENERAL

        PERUPETRO, NUEVO PERU LTD., SUCURSAL DEL PERU and BPZ ENERGY, INC., SUCURSAL PERU have mutually agreed to include in the Contract the following modifications that shall be hereafter reflected in the pattern Contract::

  a)
  Modify sub-section 3.2.1, which shall have a term of 30 months instead of 24 months and reduce the term of sub-section 3.2.4 from 18 months to 12 months.

  b)
  Modify paragraph 4.3 referred to relinquishments, in the sense that there shall be a relinquishment of 25% of the Contract Area upon expiration of the third period of the exploration phase and then keep the whole remainder of the area if, upon expiration of the fourth exploration period, it undertakes to drill 1 Exploratory Well or 10 exploratory work units per each 10,000 has, every two years.

  c)
  Modify sub-section 4.6.2, second period of the minimum work program, in the sense that it shall be performed 300 Km2 of 3D seismic or the drilling of 1 Exploratory Well and it will be so reflected in the Chart of paragraph 4.6 of the new pattern of the Contract.

  d)
  Modify sub-section 4.6.3—third period of the minimum work program, in the sense that it shall be hereafter performed 300 UTE or the drilling of 1 Exploratory Well, and it will be so reflected in the Chart of paragraph 4.6 of the new pattern of the Contract.

  e)
  Modify sub-section 4.6.4—fourth period of the minimum work program, in the sense that it shall be hereafter performed 225 UTE or the drilling of 1 Exploratory Well, and it will be so reflected in the Chart of paragraph 4.6 of the new pattern of the Contract.

  f)
  Modify paragraph 4.7 establishing that the Contract Area, as a result of a geological fault, it shall be necessary to divide it in northern and southern sectors, being the division the seismic line PC 99-13 and in the southern part, the depth of 2,400 meters is the reasonable depth to comply with the drilling of Exploratory Wells. Furthermore, it was agreed to eliminate the reference to the cretaceous considering that it is not applicable to any certain science if the geological fault existing in the Contract Area is taken into account.

  g)
  Modify Clause 8, in order to include the new regime for the determination of the royalty, pursuant to the provisions of Supreme Decree No 017-2003-EM.

PRELIMINARY CLAUSE—GENERALITIES

  I.
  PERUPETRO participates in compliance with Law No26221 to enter into this License Contract for the Exploration and Exploitation of Hydrocarbons in Block Z-1

  II.
  "In situ" hydrocarbons are property of the State. The ownership rights over extracted hydrocarbons are transferred from PERUPETRO to the Contractor on the Signature Date, in accordance with the provisions of the Contract and under the terms of Article 8, Law No 26221.

    The Contractor shall pay the State, through PERUPETRO, a cash royalty at the times and under the conditions set forth in the Contract.

  III.
  In accordance with the provisions of Article 12th, Law 26221, the Contract is governed by Peruvian private law and the provisions of Article 1357 of the Civil Code apply.

  IV.
  For all purposes relative to and derived from the Contract, the Parties agree that the headings of the clauses are irrelevant to the interpretation of their content.

  V.
  Any reference to the Contract includes the annexes. In the event of discrepancy between the annexes and the provisions contained in the body of the Contract, the latter shall prevail.

CLAUSE ONE—DEFINITIONS

        The definitions agreed by the Parties in this clause are aimed at given the required meaning to the terms used herein and these meanings shall be the only ones accepted in interpreting the Contract, unless the Parties expressly agree otherwise in writing.

        The terms defined and used herein, whether singular or plural, shall be capitalized in the first letter and shall have the following meanings:

1.1   Affiliate

  Any entity, fifty per cent (50%) or more of voting share capital of which is owned, either directly or indirectly, by any of the Parties, or any entity or person who owns, either directly or indirectly, fifty per cent (50%) or more of the voting share capital of one of the Parties, or any entity, fifty per cent (50%) or more of whose voting share capital of which is owned, either directly or indirectly, by a shareholder or share holders who owns or own, either directly or indirectly, fifty per cent (50%) or more of the voting share capital of any of the Parties.

1.2   Year

  A period of twelve (12) consecutive months, using the Gregorian Calendar, counted from a specific date.

1.3   Contract Area

  The area described in Annex "A" and shown in Annex "B"; known as Block Z-1, with an extension of 299,273.111 Hectares.

  The Contract Area shall be redefined after excluding those areas released by the Contractor under the terms of the Contract. In the event of any discrepancy between Annex "A" and Annex "B", Annex "A" shall prevail.

1.4   Barrel

  Is the unit of measurement for Liquid hydrocarbons consisting of forty two (42) United States gallons at a temperature of sixty degrees Fahrenheit (60° F) at sea level pressure, without water, mud or other sediments (BS&W).

1.5   British Thermal Unit—BTU

  British Thermal Unit. Is the unit of measurement of the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit, equivalent to 1055.056 Joules.

1.6   Act of God or Force Majeure.

  Includes, among others: fires, earth tremors and earthquakes, tidal waves, land slides, avalanches, floods, hurricanes, storms, explosions, unforeseeable events, wars, guerrilla actions, sabotage, civil strife, blockades, unavoidable delays in transport, strikes and stoppages, the unavailability, even when foreseen, of adequate facilities for the transport of materials, licenses and permits, equipment and services, or any other event whether similar to or different from those specified herein, which cannot be reasonably controlled or foreseen or, when foreseen, cannot be avoided.

1.7   Supervisory Committee

  The entity made up by the Parties, through which PERUPETRO verifies and coordinates compliance with and execution of the Contract, whose conformation and powers are set forth in Clause Seven.

1.8   Technical Conciliation Committee

  A temporary body, formed to decide on discrepancies arising from the Operations, which shall be established in accordance with the provisions of section 21.2 of the Contract.

1.9   Condensates

  Liquid hydrocarbons formed by the condensation of Hydrocarbons separated from Natural Gas, as a result of changes in pressure and temperature when Natural Gas is extracted from the Reservoir, or in one or more stages in the compression of Natural Gas. Remains liquid at the atmospheric temperature and pressure.

1.10 Fiscalized Condensates

  Condensates produced in the Contract Area and measured at the Production Fiscalization Point.

1.11 Contractor

  NUEVO PERU LTD., SUCURSAL DEL PERU, recorded in the Public Hydrocarbons Registry of the Book of Operations Contractors, subject to what is established for in this Contract.

  BPZ ENERGY, INC., SUCURSAL PERU, recorded in the Public Hydrocarbons Registry under Card No 11328132 of the Book of Operations Contractors.

  On the date of execution hereof, the participation in the Contract of the companies composing the Contractor is the following:

NUEVO ENERGY PERU LTD., SUCURSAL DEL PERU	95%
BPZ ENERGY INC., SUCURSAL PERU	5%

1.12 Contract

  This agreement between the Parties, which stipulates the terms and conditions contained in this document and the appendices which form part thereof, including additional agreements which may be arrived at by the Parties by virtue of this document and any modifications thereto in accordance with the law.

1.13 Development

  The execution of any activity appropriate to the Production of Hydrocarbons, such as: drilling, completion and deepening of wells, the design, construction and installation of equipment, pipelines, storage tanks and other installations, including the use of artificial lift production methods and primary and enhanced recovery methods, in the Contract Area and outside it when necessary.

  This includes the construction of the Transport and Storage Systems, facilities at the Production Fiscalization Point of the Main Pipeline and if applicable, primary distillation plants for the manufacture of products to be used in the Operations, or Natural Gas Processing Plants.

1.14 Commercial Discovery

  A discovery of Hydrocarbons which, in the opinion of the Contractor, can be exploited commercially.

1.15 Day

  A period of twenty four (24) hours which starts at zero hours (00:00) and ends at twenty four hours (24:00).

1.16 Business Day

  All days from Monday to Friday, except those days declared either total or partial holidays in the city of Lima, by the competent authority.

1.17 Dollar or US$

  The currency unit of the United States of America.

1.18 Main Pipeline

  A main pipeline that the Contractor may build and operate and which, starting at the end of the Transport and Storage System, carries the Hydrocarbons produced in the Contract Area to a third party property point, to a sale or export point or to a Production Fiscalization Point without prejudice to the approval described in section 2.3, if applicable. It may include measurement points connected to the pipeline, any necessary storage and shipping areas, secondary pipelines, pumping or compression stations, communication systems, roads for access and maintenance and any other installations necessary and required for the prompt and permanent conveyance of Hydrocarbons, including the design, construction, maintenance and equipment of all of the above. The open access to any Main Pipeline will be from the beginning of the Fifth Year (as a maximum) to be counted from the Date of Commencing Commercial Production.

1.19 Exploration

  The planning, execution and evaluation of all geological, geophysical, geochemical and other studies, as well as the drilling of Exploratory Wells and related activities necessary to discover Hydrocarbons, including the drilling of Appraisal Wells for evaluating the discovered Reservoirs..

1.20 Exploitation

  Development and/or Production.

1.21 Date of Commencing Commercial Production

  The date of the first measurement of Hydrocarbons at the Production Fiscalization Point which gives rise to the payment of royalties.

  Volumes produced for testing and other purposes agreed specifically between the Parties are not included in this definition.

1.22 Signing Date

  The 30th day of November of 2001, on which the Parties sign the Contract.

1.23 Effective Date

  The date within the sixty (60) Days after the Signature Date in which the Contractor shall begin Operations.

1.24 Fiscalization

  Activities which, according to legal dispositions and technical standards, are carried out by the Supervisory Body of Investment in Energy (OSINERG) over the Exploration and Exploitation activities executed by the Contractor.

1.25 Natural Gas

  A mixture of hydrocarbons found in a gaseous state or in solution with oil under initial reservoir conditions. Includes Associated Natural Gas and Non-associated Natural Gas.

1.26 Associated Natural Gas

  Natural Gas produced with the Liquid Hydrocarbons of the Reservoir.

1.27 Fiscalized Natural Gas

  Natural Gas produced in the Contract Area and measured at a Production Fiscalization Point.

1.28 Non-associated Natural Gas

  Gas occurring in a reservoir where, under initial conditions, Liquid Hydrocarbons are not present.

1.29 Hydrocarbons

  Any organic compound, whether gaseous, Liquid or solid, which consists principally of carbon and hydrogen.

1.30 Fiscalized Hydrocarbons

  Hydrocarbons produced in the Contract Area and measured at a Production Fiscalization Point.

1.31 Liquid Hydrocarbons.

  Oil, Condensates and generally all those Hydrocarbons that under atmospheric conditions of temperature and pressure, remain in a Liquid state at the site of their measurement, including those Hydrocarbons that are in a Liquid state at a temperature higher than the atmospheric temperature.

1.32 Fiscalized Liquid Hydrocarbons

  Liquid Hydrocarbons produced in the Contract Area and measured at a Production Fiscalization Point.

1.33 Law No 26221

  Law No 26221—Organic Law of Hydrocarbons, extensions, regulations and amendments included.

1.34 NGL or Natural Gas Liquids

  Liquid Hydrocarbons obtained from Natural Gas composed by mixes of ethane, propane, butane and other heavier hydrocarbons.

1.35 Fiscalized NGL or Fiscalized Natural Gas Liquids

  Natural Gas Liquids measured at a Production Fiscalization Point.

1.36 Month

  Period counted from any Day in a calendar month which ends on the Day before the same Day of the following calendar month or, if there is no such day, the last day of said month.

1.37 MPC

  One thousand (1000) standard cubic feet (scf). One (1) SCF is the volume of gas necessary to fill a space of one (1) cubic foot at 14.695 pounds per square inch absolute pressure at a temperature of sixty degrees Fahrenheit (60° F).

1.38 Operations

  All Exploration and Exploitation activities, as well as those related to the Transport and Storage System, and all other activities covered by the Contract or related to the performance thereof.

1.39 Operator

  One company composing the Contractor that has already been designated by those companies to carry out the Operations for and on behalf of the Contractor.

  On the Signing Date, NUEVO PERU LTD., SUCURSAL DEL PERU, has been designated as Operator.

1.40 Parties.

  PERUPETRO and the Contractor.

1.41 PERUPETRO

  PERUPETRO S.A., is the Private Law State Company from the Energy and Mines Sector, created by Law No26221.

1.42 Oil

  Hydrocarbons which, under initial temperature and pressure conditions in the Reservoir are in the Liquid state, and which are mainly kept in a liquid state under atmospheric conditions; do not include Condensates, Natural Gas Liquids or Liquefied Natural Gas.

1.43 Fiscalized Oil

  Oil produced in the Contract Area and measured at a Production Fiscalization Point.

1.44 Heavy Oil

  Liquid Hydrocarbons, that due to its density and viscosity require of non conventional recovery methods for its Exploitation, and for its transport require of surface heating processes, or other procedures, excluding the mixing of oil produced in the same Field.

1.45 Appraisal Well

  A well drilled to evaluate the discovered Hydrocarbon Reservoirs.

1.46 Development Well

  A well drilled to extract the discovered Hydrocarbons.

1.47 Exploratory Well

  A well drilled for the purpose of discovering a new Reservoir or to determine the stratigraphy of an area, as well as the wells drilled in the structural culminations which are geologically separated from the part of the same previously studied structured.

1.48 Production

  All activities in the Contract Area, or outside it if necessary, for the purpose of extracting and handling Hydrocarbons, including the operation and recompletion of wells, the installation and operation of equipment, pipelines, Transport and Storage System, treatment and measurement of Hydrocarbons, and all methods of primary and enhanced recovery.

1.49 Production Fiscalization Point

  Place or places to be agreed between the Parties, located inside or outside the Contract Area, where volumetric measurements are taken, the water and sediment content determined and other measurements made in order to determine the volume and quality of Fiscalized Hydrocarbons, in accordance with the respective API and ASTM standards.

1.50 Reservoir

  Underground stratum or strata, forming part of a Field, which are producing or have been defined to be capable of producing Hydrocarbons, and which have a common pressure system throughout its extension.

1.51 Transport and Storage System

  System of pipelines, pumping stations, compression stations, storage tanks, river facilities, delivery systems, roads, other facilities and all other means necessary and useful for the transportation of the Hydrocarbons produced in the Contract Area to a Production Fiscalization Point, (or to a Main Pipeline) or to a pipeline belonging to third parties, including the design, construction, maintenance and equipment of all the above.

1.52 Subcontractor

  Any individual or body corporate, whether Peruvian or foreign hired by the Contractor to provide services related to the Operations.

1.53 Supervision

  Activities carried out by PERUPETRO to verify compliance with the Contractor's obligations..

1.54 Taxes

  Taxes and contributions set forth in the Tax Code.

1.55 Term of the Contract

  Period between the Date of Signing and the end of the term established in section 3.1 of the Contract.

1.56 Field

  Surface below which one or more Reservoirs exist which are producing or have been defined to be capable of producing Hydrocarbons.

CLAUSE TWO—PURPOSE OF THE CONTRACT

2.1
PERUPETRO authorizes the Contractor to carry out the Operations, in accordance with Law No 26221, the pertinent legislation and the provisions of the Contract, with the common purpose of discovering and producing Hydrocarbons in the Contract Area

2.2
The Contractor shall have the rights of ownership over the Hydrocarbons produced from the Contract Area, according to the provisions of Preliminary Clause, paragraph II.

2.3
The Contractor shall carry out the Operations according to the terms of the Contract, either directly or through Sub-contractors. Field operations outside the Contract Area shall require the approval of PERUPETRO.

2.4
PERUPETRO shall carry out the Supervision of the Operations according to the law and in agreement with the Contract.

  Osinerg shall carry out the Fiscalization activities according to the law.

2.5
Representatives of PERUPETRO shall carry out the Supervision at any time, with prior notification, they must identify themselves and be authorized for such a purpose by PERUPETRO. The Contractor shall provide all facilities reasonably possible in the Operations to allow the representatives to carry out their duties, which shall not interfere with the Operations.

  Costs and expenditures corresponding to the representatives of PERUPETRO shall be borne by PERUPETRO.

2.6
The Contractor shall provide, and be responsible for, all technical, economic and financial resources required for the execution of the Operations.

CLAUSE THREE—TERM, CONDITIONS & GUARANTY

3.1
The Hydrocarbons exploration phase shall last seven (7) years, which can be extended according to the law. This period is counted from the Effective Date, unless this term varies in accordance with other provisions contained in the Contract.

  The Oil exploitation phase is the term remaining after the end of the exploration phase until the completion of the term of thirty (30) years from the Effective Date unless this term varies in accordance with other provisions contained in the Contract.

  The exploitation phase for Non-associated Natural Gas and Non-associated Natural Gas and Condensates is the time remaining after the end of the Exploration phase until the completion of forty (40) years, from the Effective Date unless this term varies in accordance with other provisions contained in the Contract.

  Notice: It is possible exploitation of Oil and Non Associated Natural Gas and of Non Associated Natural Gas and Condensates.

3.2
The exploration phase is divided into four (4) periods:

  (Duration of first and second period will depend on the agreed Work Program, the quantity and quality of available technical information, hydrological seasons, etc. For the next periods, duration period has been fixed in 15 months, excepting the last period which shall be adjusted as to complete the exploration phase.)

  3.2.1
  A first period lasting thirty (30) months, counted from the Effective Date.

  3.2.2
  A second period lasting twenty four (24) months, counted from the end of the period specified in sub-section 3.2.1

  3.2.3
  A third period lasting eighteen (18) months, counted from the end of the period specified in sub-section 3.2.2.

  3.2.4
  A fourth period lasting twelve (12) months, counted from the end of the period specified in sub-section 3.2.3.

3.3
During the exploration phase the Contractor shall notify PERUPETRO of its intention to continue with the following period, thirty (30) Days before the end of the period in progress. In case the Contractor has not complied with the obligations corresponding to the present period, the provisions of sub-section 22.3.1 shall apply, and the corresponding guaranty executed.

3.4
If, during the periods indicated in section 3.2, the Contractor is prevented for economical or technical reasons duly substantiated from completing the respective minimum work programs described in sub-sections 4.6. it may extend the said periods up to a maximum of six (6) Months provided that it has requested authorization from PERUPETRO for such extension at least thirty (30) Days before the end of the period in progress, and the reasons stated in such request have been proven and accepted by PERUPETRO. In this case, the Contractor shall, before the end of the period in progress, provide a new guaranty for the amount of US$150,000.00, or extend the existing guaranty to cover the new term, in accordance with the provisions of section 3.10. In case these extensions result in the extinction of the term of the last exploration phase period, and the Contractor decides to continue with the exploration works, obligations for such period shall be complied during an extension of the exploration phase to be agreed within the Parties, according to the law.

  After the fulfillment of the minimum program obligations of the current period, with in the correspondent term established in section 3.2, and after having used the extension, referred to in the above paragraph, if applicable, as long as that obligation has been the drilling of at least one Exploratory Well; the Contractor could request an extraordinary term up to a maximum of six (6) months, to re-evaluate all the information and results obtained until that period, with the purpose of preparing and integral and complete survey in order to take the decision of going through the next period.

  Approvals, referred to in this section, shall be granted at the criteria of PERUPETRO.

3.5
The exploration phase may continue, at the Contractor's discretion, after the Date of Commencement of Commercial production until the end of that phase as indicated in section 3.1. In this case the provisions of section 10.3 shall apply until the end of the exploration phase. At the same time, the straight-line method of depreciation referred to in section 9.6 shall be applied from the Date of Commencement of Commercial Extraction.

3.6
If the Contractor makes one or more Hydrocarbon discoveries during any period of the exploration phase which is, or are, not commercial solely due to r transport reasons, it may request a retention period of up to five (5) years for the Field or Fields discovered, in which to make transport of the production possible.

  The right to that retention is subject to at least the following requirements:

  a)
  That the Contractor can prove to the satisfaction of PERUPETRO, that the volumes of the Hydrocarbons discovered in the Contract Area are insufficient to justify the construction of a Main Pipeline.

  b)
  That the aggregation of discoveries in adjoining areas and in that of the Contractor are insufficient to economically justify the construction of a Main Pipeline, and;

  c)
  That the Contractor can demonstrate on economic grounds that the Hydrocarbons discovered cannot be transported from the Contract Area to a place where they can be sold, by any means of transportation.

3.7
If the Contractor makes a discovery of Non-associated Natural Gas or Non-associated Natural Gas and Condensates during any period of the exploration phase, it may request a retention period of up to ten (10) years for the Field or Fields discovered, in which to develop the market.

3.8
If the Contractor discovers Oil or Non-associated Natural Gas or Non-associated Natural Gas and Condensates during any period of the exploration phase, and the conditions described in sections 3.6 and 3.7 apply, the Contractor may request a retention period for Oil and another for Non-associated Natural Gas or Non-associated Natural Gas and Condensates, for the purposes indicated in the said paragraphs.

3.9
The retention periods referred to in sections 3.6 and 3.7, extend the term of the Contract by a period equal to the retention period granted by PERUPETRO.

  The retention period shall be established in writing. The Contractor shall request the retention period and submit supporting documentation to PERUPETRO, including a schedule of activities to be carried out. The exploration phase shall terminate at the beginning of the retention period. The exploitation phase shall commence with the declaration of a Commercial Discovery during this period.

  The granting of the retention period referred to in sections 3.6 and 3.7 and their duration shall be determined at the criteria of PERUPETRO, such not affecting or diminishing the obligation of the fulfillment of the work minimum program of the current exploratory phase.

3.10
The Contractor shall guarantee fulfillment compliance of each minimum work program for the exploration phase in accordance with the provisions of sections 3.2 and 4.6, through a joint and several guaranty, which shall exclude the requirements that remedies be exhausted against the Contractor prior to executing on the guarantee, and which shall be unconditional irrevocable and automatically executable in Peru. Such guaranties shall be issued by a duly qualified entity of the financial system domiciled in Peru and accepted by PERUPETRO. PERUPETRO may request the Contractor to substitute a guaranty and the Contractor must provide a new guaranty no later than fifteen (15) Business Days after receipt of the request from PERUPETRO.

  The amount of the guaranty for the minimum work program for the first period as set forth in sub-section 4.6.1 is US$300,000.00.

  The amount of the guaranty for the minimum work program for the second period as set forth in sub-section 4.6.2 is US$1'300,000.00.

  The amount of the guaranty for the minimum work program for the third period as set forth in sub-section 4.6.3 is US$1'000,000.00.

  The amount of the guaranty for the minimum work program for the fourth period as set forth in sub-section 4.6.4 is US$1'000,000.00.

  For guaranties of future minimum work programs for each period, will be the result from multiplying the equivalence in dollars established in Annex "F" by the number of Exploration Unit Works corresponding for each period, referred in sub-section 4.6

  The guaranty for the minimum work program of the first period shall be delivered to PERUPETRO on the Signing Date. The guaranties corresponding to the work minimum program of each period, according to period 4.6, shall be delivered to PERUPETRO before the commencement of each period. If not, the provisions of sub-section 22.3.3 shall apply.

  The guaranty in case of extension of exploration phase period terms, shall be delivered to PERUPETRO by the Contractor, before starting the mentioned extension, on the contrary PERUPETRO shall not approved the requested extension, independently from what is set forth in section 3.4.

  The guaranties, following the models given in Annexes "C-1" to "C-X", shall be issued for each period of the minimum work program.

  The guaranty for the minimum work program for each period shall remain in force for a term which exceeds that of each minimum work program by thirty (30) Business Days.

  If any of the guaranties delivered by the Contractor are not maintained in effect for the term established, the Contractor must provide a new guaranty or extend the existing guaranty, no later than fifteen (15) Business Days after receipt by the Contractor of PERUPETRO's notification. If not, the provisions of sub-section 22.3.3 shall apply.

  On compliance with the obligations covered by each guaranty, PERUPETRO shall immediately return the corresponding guaranty to the guarantor through the Contractor. Execution of any guaranty shall have the effect of discharging the Contractor from its obligation to carry out the minimum work program, without affecting application of the provisions of sub-section 22.3.1.

3.11
NUEVO ENERGY COMPANY takes part hereof to grant to NUEVO PERU LTD., SUCURSAL DEL PERU, the corporate guaranty, shown in Annex "D-1", and PBZ & ASSOCIATES, INC. takes part hereof to ratify that the corporate guaranty included in Annex "D-1" survives and has full force and effect, the same that is in the possession of PERUPETRO, since the Date of Signing.

  The corporate guaranty shall be effective whilst the Contractors obligations are enforceable. The provisions of sub-section 22.3.5 shall apply if, on occurrence of any event which affects its validity or nature, the Contractor fails to provide a replacement within a period of fifteen (15) Business Days.

3.12
PERUPETRO guarantees the Contractor that it shall not assume any type of responsibility regarding the existing oil platform in the Contract Area, considering that such platforms are of the exclusive property of Petroleos del Peru S.A.—PETROPERU.

CLAUSE FOUR—EXPLORATION

4.1
The Contractor shall commence exploration activities starting on the Effective Date.

4.2
The Contractor may relinquish the entire Contract Area, without penalty, by notifying PERUPETRO at least thirty (30) Days in advance, provided that it has completed the minimum work program of the period of the exploration phase in progress.

  If the Contractor relinquish the entire Contract Area, abandons it or fails to complete the corresponding minimum work program within the term of the period in progress, without giving technical reasons which are approved by PERUPETRO, the latter shall execute the guaranty, without affecting application of the provisions of sub-section 22.3.3.

  The Contractor may make partial relinquishments of the Contract Area by notifying PERUPETRO at least thirty (30) Days in advance, without incurring a fine or other penalty, but this shall not affect or diminish its obligation to complete the minimum work program for the period of the exploration phase in progress.

  The Parties shall leave a record of the areas relinquished by the Contractor in the form of a Minute of the Supervision Committee.

  The Contractor may continue to make use of the surface of the areas relinquished on which facilities related to the Operations have been built.

4.3
During the execution of the Contract relinquishments will be performed as follows:

a)
At least twenty percent (20%) of the original Contract Area at the end of the third period described in sub-section 3.2.2

b)
At the end of the fourth period described in sub-section 3.2.4, the Contractor shall have relinquished at lest fifty per cent (50%) of the original Contract Area, including for such purposes the relinquishment performed according preceding literal a); unless the Contractor pledges himself to perform exploration activities (seismic or well drilling) additional to that of the following period, and that the activity to be performed corresponds to the respective area relinquishment. In this case, at the end of the fourth or fifth period, Contractor shall relinquish at least fifty per cent (50%) of the original Contract Area, including for such purposes the relinquishment performed according preceding literal a).

At the end of the exploration phase, Contractor shall keep the remaining Contract Area, with no need to comply with the provisions of paragraph b) above, for which he must pledge himself to drill one (01) Exploratory Well or perform ten (10) Exploration Work Units for each ten thousand hectares (10,000.00) of Contract Area, each two (2) years.

  c)
  In the event the Contractor decides not to continue executing the exploration activities described in literal c), or in the event he does not fulfills such pledge, and without detriment of the application of the respective contractual provisions, he will keep only those Fields included in the Initial Development Plan, or in the work programs referred to in section 5.3, as it may correspond, in Production or subject to a retention period plus a surrounding area of five (5) kilometers up to the boundary of the Contract Area.

4.4
For the purposes of sections 4.2 and 4.3, Parties will opportunely coordinate, in order that PERUPETRO divides the Contract Area into rectangular parcels, as far as possible with an area of twenty thousand hectares (20,000.00 has.) and if this is not possible, with a different area. It is not necessary for the areas released by the Contractor to be adjoining.

4.5
All the areas relinquished by the Contractor, including Fields within such areas, shall revert to the State at no cost to the State or to PERUPETRO.

4.6
The minimum work program for each of the periods of the exploration phase, which the Contractor is obliged to carry out, is as follows:

Period	UTE / 10 mha (Work Exploration Units for each 10,000 ha or portion)
1st	• Geological, geophysical, petrophysical and combined studies of the Contract Area.
• Log, process and interpret two hundred fifty (250) kilometers of 2-D seismic lines or reprocess and interpret seven hundred fifty (750) kilometers of 2-D seismic lines.
• Reprocess one thousand (1,000) kilometers of 2-D seismic lines or five hundred (500) kilometers of 2-D seismic lines, using the AVO (Amplitude vs. Offset) method.
2nd	300 Km2 3-D seismic or 1 drilling of one exploratory well.
3rd	300 UTE or drilling of one exploratory well
4th	225 UTE or or drilling of one exploratory well

The Minimum Work Program includes for the third and fourth period the application of 10 UTE for each 10,000 ha, and the relinquishments of minimum areas established for each period in section 4.3, for such effect relinquishments established in section 4.2 are not considered.

        In order to comply with the obligations described in this paragraph, the following must be taken into account:

a)
In case of the recording of seismic lines, the corresponding kilometers will be counted from the initial shot point to the final shot point of each seismic line. In case the Contractor decided in the first period to perform the 500 kilometers of 2-D seismic lines using the AVO method above the already reprocessed 2-D seismic lines, should request Perupetro's approval supporting that such procedure is necessary for a complete understanding of the location where the wells should be drilled.

b)
The exploration working units referred to in this paragraph will be fulfilled according to the table of equivalencies established in Annex "F".

c)
Only the exploration working units resulting from the registry of 2D or 3D seismic lines, as well as from the drilling of Exploration Wells, performed in excess at any period of the exploration phase, in relation with what is established in paragraph 4.6, will be considered as fulfillment of the obligations of the following periods without being necessary to deliver the guaranty corresponding to the period in which those work units are guaranteed, as long as the minimum work program has been completely executed in advance; if not, the guaranty shall be submitted according to the terms and procedures established in paragraph 3.10.

  In case of drilling Exploratory Wells, exploration work units effectively executed will be determined according to the table of equivalences established in Annex "F", setting the difference with the number of exploration work units represented by the drilling obligation according to this section, the same which will be used to accredit future works, if it is pertinent, or to complete other exploration works, as it may correspond.

d)
Before the beginning of each period of the exploration phase the Contractor shall inform PERUPETRO in detail about the scheduled exploration activities in order to fulfill the number of exploration working units committed for such period. The Contractor shall inform PERUPETRO any modification of the contents of such program through a supporting technical report, before its execution. In case the modification refers to switching the obligation of drilling a exploratory well by other exploration activities, according the equivalences table of Annex "F", prior approval of PERUPETRO will be necessary.

4.7
The Contract Area is divided in northern and southern sector, considering that there is a geological fault and both sectors are delimited with the seismic line PC 99-13, which is located according to the coordinates described in Annex "A".

  The Exploratory Wells corresponding to the Minimum Work Program and referred to in section 4.6, shall be considered drilled and, therefore, the Contractor's obligations fulfilled, when a minimum vertical depth (TVD) of four thousand one hundred (4,100) meters, measured from the surface, for the northern sector of the Contract Area and two thousand four hundred (2,400) meters, meased from the surface for the southern sector of the Contract Area.,

  If, before starting to drill any of the Exploratory Wells corresponding to the work minimum program, referred to in section 4.6, the Contractor demonstrates to PERUPETRO's satisfaction, based on geological and geophysical evaluations, that it cannot comply with the objective agreed in the first paragraph of this section, the Parties may agree a new geological objective and/or depth.

  Likewise, if during drilling of any of the Exploratory Wells corresponding to the work minimum program, referred to in section 4.6, geological or mechanical problems arise which cannot be reasonably overcome or a potential productive formation is discovered, which does not merit continuing with the drilling, the Contractor may request PERUPETRO to recognize that its obligation to drill has been complied with, by submitting a supporting technical report for the approval of PERUPETRO.

4.8
If the Contractor decides to declare a Commercial Discovery, it shall notify PERUPETRO of its declaration and submit an "Initial Development Plan" to make viable the Exploitation of the Hydrocarbons discovered, no later than one hundred and eighty (180) Days after making the declaration. This Plan shall include the following:

a)
The physical and chemical characteristics of the Hydrocarbons discovered, the percentage of associated products and the impurities they contain.

b)
Estimated production profiles during the Term of the Contract for the Field or Fields.

c)
Estimated number of development wells and their production capacity.

d)
Transport and Storage System and Projected Production Fiscalization Points.

e)
Main Pipeline, if applicable.

f)
Safety measures

g)
Schedule of work to be carried out.

h)
The period which will elapse before the Date of Commencement of Commercial Production.

  The "Initial Development Plan" must include the specific investments, costs and expenditure estimated for Exploitation of the Commercial Discovery as well as any other information considered suitable by the Contractor.

4.9
PERUPETRO must advise the Contractor of its comments on the "Initial Development Plan" within sixty (60) Days of having received it. It may question the Date of Commencement of Commercial Production if this is not reasonable. In the event of dispute, the Technical Conciliation Committee shall be convened.

4.10
If the Contractor makes a declaration of Commercial Discovery, it shall be obliged to commence Development no later than one hundred and eighty (180) Days following the expiration of the sixty (60) Days period indicated in section 4.9 of the Contract.

  A declaration of Commercial Discovery does not imply the reduction or suspension of obligations under the minimum work program.

4.11
Development of the Hydrocarbons discovered shall be carried out in accordance with the work program submitted by the Contractor to PERUPETRO in accordance with the provisions of section 5.3.

  The Parties agree that when appropriate and necessary, the terms for submission of the "Initial Development Plan" or the annual work program, may be adjusted, extended or modified. For this purpose, the Contractor shall submit its proposals to PERUPETRO so that agreement on such adjustment, extension or modification can be reached.

4.12
The end of the exploration phase shall not affect any of the terms and periods for the above mentioned procedures which may be in progress at the time of produced such expiration.

4.13
In exceptional cases, due to technical and economic reasons, which make unfeasible the fulfillment of the obligations and/or terms of the work minimum program periods established in sections 4.6 and 3.2 respectively, and at request of the Contractor, through the submission of a supporting report about the change, obligations and/or terms of the work minimum program periods shall be replaced, provided that PERUPETRO accepts and approves the requested replacement. In any case, such replacement shall modify the initial commitment of Exploration Work Units for the exploration phase, reducing obligations.

  Likewise, when the exploration results justify a new Contract Area configuration and upon request of the Contractor, through the submission of a supporting report to PERUPETRO, the Contract Area shall be delimited again, as well as it is complied the established in section 4.3, the Contractor submits work proposals for the new area, and PERUPETRO accepts and approves the new delimitation requested. In any case, the new delimitation will increase the total original Contract Area.

  The above-mentioned replacements and new delimitations accepted and approved by PERUPETRO, may originate changes in the amounts and terms of the established guaranties; if applicable, the Parties shall calculate the new guaranties amounts and the Contractor shall comply to submit a new guaranty or shall extend the one in force, replacing it with the new amount and/or term established, according to the requirements set forth in sections 3.4 and 3.10, likewise the Exploration Working Units for the new area will be calculated.

CLAUSE FIVE—EXPLOITATION

5.1
The exploitation phase shall commence the Day after the end of the exploration phase, provided that a declaration of Commercial Discovery has been made during the exploration phase. However, the Contractor has the option of commencing the exploitation phase and ending the exploration phase earlier, on the Date of Commencement of Commercial Production. If a retention period applies, the exploitation phase shall commence once the declaration of Commercial Discovery is made.

5.2
The Contractor is obliged that the Date of Commencement of Commercial Production must take place within the period established in sections 4.8 and 4.9.

5.3
The Contractor shall submit to PERUPETRO, no less than sixty (60) Days before the end of each calendar Year after a declaration of Commercial Discovery, the following:

a)
An annual work program and detailed budget showing income, costs, expenditure and investment for the following calendar Year.

b)
An annual work program and detailed budget showing income, costs, expenditure and investment for Exploration aimed at discovering additional reserves, if applicable.

c)
A work program and projected income, costs, expenditure and investment covering Development and/or Production for the next five (5) calendar Years.

5.4
In carrying out each work programs, the Contractor shall use the equipment and/or methods necessary and appropriate to allow operations evaluation and monitoring.

5.5
The Contractor is obliged to produce and recover the Hydrocarbon reserves in the Contract Area economically, in accordance with the programs referred to in this Clause Five and shall carry out this work in accordance with technical and economic principles generally accepted and employed in the international hydrocarbons industry.

5.6
The Contractor has the right to use the Hydrocarbons produced in the Contract Area in its Operations at no cost whatever, which are not considered in the royalty determination. At the same time, such hydrocarbons could be processed within the Contract Area to be exclusively used in the Operations.

  Notice: Hydrocarbons processing is only accepted for remote areas.

5.7
The Contractor shall have the right to recover Liquid Hydrocarbons from any Natural Gas which may be produced in the Contract Area and extract them at any stage of handling the said Natural Gas.

  Liquids thus separated shall be considered as Condensates for the purposes of determining the royalty, except when, for economic or operational reasons, it is not possible to collect them, in which case they may be mixed with Oil and fiscalized together.

5.8
Natural Gas not used by the Contractor in the Operations in accordance with section 5.6, may be sold, re-injected into the Reservoir, or both, by the Contractor. Natural Gas not used, nor sold or re-injected may be flared by the Contractor after obtaining authorization from the Ministry of Energy and Mines.

5.9
When a commercially exploitable Field or Fields extend continuously from the Contract Area to another area or areas, the Contractor and the contractors operating these other areas must reach agreement on a single Exploitation plan or common Exploitation plan. If agreement cannot be reached, the Ministry of Energy and Mines shall order the differences to be submitted to the technical conciliation committee referred to in Article 32, of Law 26221. The decision of this committee shall be binding.

  If the area adjacent to the commercially exploitable Field is not assigned to a contractor, or is not in a process of negotiation or bidding and there are no environmental constraints, the Contractor shall have first refusal to negotiate and incorporate the said adjacent area into the Contract Area, provided that it submits its request within the Exploration phase.

5.10
After drilling one (1) well, the Contractor must inform PERUPETRO when the well will be tested and, if applicable. The well test shall be performed within the three (3) Months following to the end of drilling.

5.11
PERUPETRO may at any time examine and test the equipment and measuring instruments used to measure the volume and determine the quality of Fiscalized Hydrocarbons.

  The equipment and measuring instruments shall be periodically calibrated in accordance with applicable regulations. Representatives of PERUPETRO may be present during calibration.

5.12
Before the Date of Commencing of Commercial Production and in order to determine the volume and quality of Fiscalized Hydrocarbons, the Parties shall agree the equipment, the methods and the corresponding measuring procedures.

5.13
For the production of Heavy Oil in the Contract Area, it could be blended with Light Oil produced out of the Contract Area. Such Light Oil will be measured and fiscalized by the parties in a measuring point at the entrance of the Contract Area.

  The volume of such hydrocarbons produced out of the Contract Area will be discounted from the volume of Fiscalized Hydrocarbons in the Contract Area in order to determine the royalty to be paid by the Contractor.

CLAUSE SIX—SUBMISSION OF INFORMATION & STUDIES

6.1
The Contractor shall keep PERUPETRO permanently, promptly and regularly informed regarding the Operations, providing all information in the manner set forth in this clause and in any applicable legislation. It shall also provide information on other natural resources or archaeological remains found or discovered in the course of the Operations during the term of the Contract. The technical information, studies, processed and unprocessed data as well as results provided by the Contractor to PERUPETRO in accordance with this Clause shall be of the best quality that has been obtained by the Contractor. If when securing information and results, methods or systems are used that solely belong to him or to of any of his companies, it will not be obliged to disclose those methods or systems when he provides the information.

6.2
The Contractor must provide a copy of all studies concerning the Development of the Fields, prepared from technical information obtained in the Contract Area.

  The Contractor shall also provide any further explanatory information regarding such studies required by PERUPETRO.

6.3
Contractor must submit to PERUPETRO, the information and studies corresponding to the obligations of the minimum work program no later than the date in which each period of the exploration phase covered in section 3.2.

  No later than ninety (90) Days after the end of each period of the exploration phase, Contractor must submit to PERUPETRO a report containing an evaluation, including a study and interpretation of the geological, geophysical, geochemical, petrophysical and reservoir analyses carried out in relation to the minimum work program for each period.

6.4
The Contractor shall submit the to PERUPETRO a "Monthly Production Report" an a "Monthly Income and Expenditure Report". Both reports will be submitted in the forms delivered to the Contractor by PERUPETRO for such purpose, at the latest at the thirtieth (30) calendar day of each month.

6.5
As PERUPETRO requires, the Contractor must provide PERUPETRO with a copy of all information supplied to the Central Reserve Bank of Peru in accordance with the provisions of Clause Eleven..

6.6
Within the thirty (30) days after the end of each calendar Month, the Contractor must provide PERUPETRO with a list of the contracts entered into with Subcontractors during that Month, as well as copies of any of these contracts which PERUPETRO may require.

6.7
PERUPETRO or any of the enterprises conforming the ContractorEither Party may reveal information obtained from the Operations without obtaining the approval of the other Party in the following circumstances:

a)
To an Affiliate of the Party.

b)
In relation to financing or insurance hiring, provided that a confidentiality agreement is obtained.

c)
If required by law, regulation or resolution of the competent authority including, without limitation, regulations and resolutions of government authorities, insurance companies or the stock exchange on which the shares of the Parties or Affiliates of the Parties are registered.

d)
To consultants, accountants, auditors, financiers, professionals, possible purchasers or assignees of the Parties or of a share in the Contract, as far as is necessary in relation to the Operations, provided that a confidentiality agreement is obtained.

  When the Parties agree to communicate certain confidential or reserved information to third parties, the character of such information must be expressly stated so that it shall not be divulged by those third parties.

CLAUSE SEVEN—SUPERVISORY COMMITTEE

7.1
The Supervisory Committee shall consist of three (3) members representing the Contractor or their substitutes, and three (3) members representing PERUPETRO, or their substitutes. The Supervisory Committee shall be chaired by a PERUPETRO representative.

  The Supervisory Committee shall be convened and shall approve up regulations governing its functioning within sixty (60) Days after the Effective Date.

7.2
The Supervisory Committee shall have the following duties:

a)
To discuss and exchange, among its members, all information relative to the operations.

b)
To evaluate the execution of the Exploration minimum work program referred to in section 4.6.

c)
To evaluate the work programs and plans referred to in sections 4.8 and 5.3, and coordinate the execution of them.

d)
Verify and coordinate the execution of the Operations, for which the representatives of the Parties accredited to the Supervisory Committee shall have available all necessary advice.

e)
Verify and coordinate the fulfillment of all obligations relative to the Operations set forth in the Contract or agreed by the Parties in any other document.

f)
Other powers established in the Contract or agreed between the Parties.

7.3
The Committee shall meet whenever requested by either Party, and at a frequency established by its regulation. At least one representative or each Party must be present for the Supervisory Committee to be validly constituted.

  Each one of the Parties shall bear the costs incurred in maintaining its respective members in the Supervisory Committee.

7.4
Whenever a discrepancy between the Parties arises and continues in the Supervisory Committee, each one may request any legal or technical opinion it deems appropriate, which shall be submitted to an extraordinary meeting of the Supervisory Committee. If during the extraordinary meeting no agreement is reached, the subject shall raised to the General Managements of the

  Parties in order to solve it. If the discrepancy continues, the Technical Conciliation Committee shall be convened.

CLAUSE EIGHT—ROYALTY & VALUATION

8.1
The Contractor shall pay a royalty in cash, based on the Fiscalized Hydrocarbons valued at one or more Production Fiscalization Points, in accordance with sections 8.3, 8.4 and 8.5. In the event of a loss of Hydrocarbons, the provisions of section 14.2 shall apply.

8.2
For the purposes of this Clause, the following terms shall have the meanings set forth below:

8.2.1
Transportation and Storage Cost: is the cost, expressed in Dollars per Barrel or Dollars per MMBtu as the case may be, which includes:

a)
The tariff paid to third parties or the Estimated Tariff, expressed in Dollars per Barrel or Dollars per MMBtu, as the case may be, for transportation and storage of Fiscalized Hydrocarbons from a Production Fiscalization Point to the point of sale or export.

b)
Costs of handling and carrying Fiscalized Hydrocarbons to a vessel's manifold or to the sale installations.

8.2.2
Valuation Period: is each fortnight of a given calendar Month, the first fortnight being the period from the first to the fifteenth Day of that calendar Month and the second fortnight being the remainder of the said calendar Month.

    Insofar as the relevant legislation permits, the Valuation Period may be extended or shortened by agreement between the Parties.

  8.2.3
  Basket Price: is a price, expressed in Dollars per Barrel, representing the Peruvian export port FOB value, based upon a basket of prices for Liquid Hydrocarbons defined in accordance with sub-section 8.4.1 for the Oil Basket Price, sub-section 8.4.3 for the Natural Gas Liquids Basket Price and sub-section 8.4.4 for the Condensate Basket Price.

  8.2.4
  Sale Price: is the agreed price, expressed in Dollars per million BTU, effectively paid or payable by a purchaser to the Contractor for Fiscalized Natural Gas produced in the Contract Area. This must also include other concept derived directly from the respective sales of Fiscalized Natural Gas and from the volume of Fiscalized Natural Gas produced in the Contract Area effectively delivered, expressed in Dollars per MMBtu.

    The following shall not be taken into account in the calculation of the Sale Price:

    a)
    Payments resulting from the reconciliation of Natural Gas volumes contained in the respective sales/purchase contracts.

    b)
    General Sales Tax, Selective Consumption Tax, Municipal Promotion Tax and/or any other consumption tax.

  8.2.5
  Estimated Tariff: the cost, expressed in Dollars per Barrel or Dollars per MMBtu as it may be applicable, of transportation from a Production Fiscalization Point to the point of sale or export or to a pipeline belonging to a third party. This cost must take into account the concepts, methodologies and procedures referred to in the "Regulations for Hydrocarbon Transportation by Pipeline", its amendments and any regulation replacing it.

  8.2.6
  Value of Fiscalized Oil Production: is the result of multiplying the Fiscalized Oil for a given Valuation Period by the Oil Basket Price for that period from which the corresponding Transportation and Storage Cost has been deducted, if it is pertinent.

  8.2.7
  Value of Fiscalized Natural Gas Production: is the result of multiplying the Fiscalized Natural Gas, in terms of its heat content in millions of BTUs for a given Valuation Period by the Sale Price for that period from which the corresponding Transportation and Storage Cost has been deducted, if it is pertinent.

  8.2.8
  Value of Fiscalized NGL Production: is the result of multiplying the Fiscalized Volume of Natural Gas Liquids for a given Valuation Period by the Natural Gas Liquid Basket price for the Fiscalized Natural Gas Liquids for that period, from which the corresponding Transportation and Storage Price has been deducted, if it is pertinent.

  8.2.9
  Value of Fiscalized Condensate Production: is the result of multiplying the Fiscalized Condensates for a given Valuation Period by the Condensate Basket Price for that period from which the corresponding Transportation and Storage Cost has been deducted, if it is pertinent.

8.3
The Contractor at the moment of declaring Hydrocarbons Commercial Discovery will choose the application of one of the two methodologies established in paragraphs 8.3.1 and 8.3.2. Once chosen, the Contractor could not change the methodology during remaining of the Contract Period.

8.3.1
Methodologies based on Production Scales: It will be applied according to the Liquid Hydrocarbons and/or Natural Gas Liquids Fiscalized Production. The Fiscalized Production levels and the royalty percentages, are the following:

Fiscalized Production Levels In MBDC	Royalty in Percentage%
< 5	5
5-100	5-20
> 100	20

    MBDC: Thousand of barrels per calendar day.

    For a Fiscalized Production which is less than 5 MBDC a royalty percentage of 5% is applied. For a Fiscalized Production greater than 100 MBDC a royalty percentage of 20% is applied. For a Fiscalized Production within the average of 5 MBDC to 100 MBDC the royalty percentage resulting from the calculation performed by the linear interpolation method is applied.

    For the Natural Gas Fiscalized Production the same royalty percentages and the Fiscalized Production Levels used for Liquid Hydrocarbons will be applied, for which the following formula will be used: Barrels shall be equivalent to the Natural Gas volume expressed in standard cubic feet divided between the factor five thousand six hundred twenty six (5,626).

  8.3.2
  Methodology based on Economic Results (RRE): Will be applied according to the following ratio:

RRE = 5% + %t Variable Royalty
Variable Royalty (%t) = ((Xt-1-Yt-1) / Xt-1)*(1-(1/(1+(Factor Rt-1 - 1.15)))) * 100
It is applied when:	Rt-1 Factor ≥ 1.15 and the range of:
0% < Variable Royalty < 20%
For negative results it is considered 0% and for results the same or greater than 20% it is considered 20%
Xt-1:	Revenue corresponding to the former annual period at the moment of executing the calculation of the Variable Royalty (%t). Include concepts applicable to Rt-1 Factor.
Yt-1:	Expenditure corresponding to the former annual period at the moment of executing the calculation of the Variable Royalty (%t). Include concepts applicable to Rt-1 Factor.
Factor Rt-1:	Is the quotient between the income and expenditure accumulated since the signing date up to the period t-1.

  Where:

  Cumulative revenue:

Cum[PFP*(PCP-CTAP)] + Cum[PFC*(PCC-CTAC)] +
Cum[PFG*(PRG-CTAG)] + Cum [PFL*(PCL-CTAL)] + Cum[OI]
PFP	=	Fiscalized Oil Production
PCP	=	Oil Basket Price
CTAP	=	Oil Transportation & Storage Cost
PFC	=	Fiscalized Condensate Production
PCC	=	Condensate Basket Price
CTAC	=	Condensate Transportation & Storage Cost
PFG	=	Fiscalized Natural Gas Production
PRG	=	Natural Gas Sale Price
CTAG	=	Natural Gas Transportation & Storage Cost
PFL	=	Natural Gas Liquids Fiscalized Production
PCL	=	Basket Price for Natural Gas Liquids
CTAL	=	Natural Gas Liquids Transportation & Storage Cost
OI	=	Other Income
Cum (Investment + Costs + Royalties + Other Expenditure)

  Details of revenue and expenditure and the occasions for recording the components of the "R" Factor are given in Appendix "E", Accounting Procedures.

  The Variable Royalty Percentage calculation is performed twice a year. One during January, with Revenue and Expenditure information from January to December from the last calendar year; and the other in July, with information from July of last calendar year to June of current calendar year.

8.4
For the purposes of the Contract, the value of each class of Fiscalized Hydrocarbons shall be expressed in Dollars per Barrel or Dollars per million Btu as the case may be, and determined as indicated below:

8.4.1
To determine the Value and calculate the Basket Price for Oil, the following procedure shall be used:

a)
At least ninety (90) Days before the Date of Commencement of Commercial Production, the Parties shall determine the quality of Oil to be produced in the Contract Area.

b)
No later than thirty (30) Days after the determination referred to in a) above, the Parties shall select a basket of Oil consisting of a maximum of four (4) components which must fulfill the following requirements:

1.
They should be of a similar quality like the Oil to be produced in the Contract Area.

2.
Their prices should appear regularly in "Platts" publication or another source recognized by the petroleum industry and agreed between the Parties.

3.
They should be competitive in the market or markets in which the Oil to be produced in the Contract Area could be sold.

      Every six (6) Months, or earlier if requested by either of the Parties, the Parties must review the basket established for the valuation of the Liquid Hydrocarbons produced in the Contract Area, in order to verify that they still comply with the above conditions. If it is shown that any of the above conditions no longer applies, the Parties must modify the basket no later than thirty (30) Days after the date on which the review of the basket commences. If, at the end of this period the Parties are unable to agree on a new basket, the procedures set forth in sub-section 8.6.4 of the Contract shall be applied.

      Regarding the quality, if it is shown that the API density (weighted average), sulphur content or other quality element of the Oil produced in the Contract Area has varied significantly from the quality of the Oil which make up the basket (simple arithmetic average), the Parties must modify the composition of the basket to reflect the quality of the Oil in the Contract Area.

    c)
    Once the quality of the Oil referred to in the previous paragraph has been determined, the Parties shall sign a "Valuation Agreement" in which terms and conditions additional to those detailed in this paragraph shall be established, which are necessary for correct application.

      The "Valuation Agreement" shall define the procedures for adjustments which may be necessary for quality reasons. Quality adjustments shall take into account awards and/or penalties for improvement and/or deterioration of the quality of the Oil produced in the Contract Area, compared to the quality of the oils making up the basket. The "Valuation Agreement" shall also establish the in force period and frequency when the agreed methods and procedures shall be reviewed, so as to guarantee at all times a realistic determination of the prices of the Oil produced in the Contract Area. If, at any time, either Party considers that application of the methods and procedures established in the "Valuation Agreement" does not result in a realistic determination of the value of Oil produced in the Contract Area, the Parties may agree to apply other methods and procedures to achieve that result.

    d)
    If, in the future, the price of one or more of the oils making up the basket is quoted in a currency different than the Dollar, those prices shall be converted into Dollars using the exchange rates applicable on the dates of each of the above mentioned quotations to the average of the exchange rates quoted by New York Citibank N.A., New York,. In the absence of this, the Parties may agree on an adequate substitute.

    e)
    The Basket Price used to calculate the value of the Oil produced in the Contract Area during a Valuation Period shall be determined as follows:

    1.
    The average price of each of the Oils making up the basket shall be determined by calculating the arithmetic mean of its quotations published during the Valuation Period. Only those Days on which all the Oils making up the basket are quoted shall be used.

    2.
    The average prices resulting from the above procedure, for each of the Oils making up the basket, shall, in turn, be averaged to obtain the Basket Price corresponding to the value of the Oil produced in the Contract Area.

  8.4.2
  The Value of Natural Gas for the royalty payment shall be represented by the Sale Price, which must reflect the national market or export price, referred to an established point within the national territory, as it may correspond. The minimum Sale Price to be applied shall be US$ 0.6 /MMBtu.

  8.4.3
  The applicable parts of the procedure laid down in sub-section 8.4.1 shall be applied in the case of Natural Gas Liquids The Parties may agree the necessary adjustments to the Basket Price in order to establish the Natural Gas Liquids Basket Price, as to reflect as accurate as possible, the value of the Natural Gas Liquids produced in the Contract Area.

  8.4.4
  The applicable parts of the procedure laid down in sub-section 8.4.1 shall be applied in the case of Condensates. The Parties may agree on the necessary adjustments to the Basket Price in order to establish the Condensate Basket Price, as to reflect as accurate as possible, the value of the Condensates produced in the Contract Area.

  8.4.5
  In case the Parties cannot reach any of the agreements considered in this section, the Technical Conciliation Committee shall be convened.

8.5
Without detriment of what is established for in literal d) of paragraph 2.5 of "Appendix E", Accounting Procedure; if at any moment the parties found out that a mistake in the calculation of Rt-1 Factor had produced, and that as a result of that mistake it is necessary to apply a Rt-1 factor different to the one previously applied, or that it should have been applied at a different moment to that in which it was applied, the corresponding correction will be executed affecting the period in which the mistake occurred, readjusting the royalty percentage since that period. Every adjustment resulting from a minor royalty payment, will accrue interests in favor of the affected Party since the moment the mistake occurred. Devolutions made to the Contractor as a result of a greater royalty payment, will be performed during the next fortnights against the balances that PERUPETRO has to transfer to the Treasury because of the Contract, according to literal g) of article 6° of Law No 26221.

8.6
The amount of the royalty shall be calculated for each Valuation Period. Payment shall be made, in Dollars, no later than the second Working Day after the end of the corresponding fortnight. The volume of Fiscalized Hydrocarbons for each fortnight shall be supported by fiscalization tickets which PERUPETRO shall provide, duly signed in agreement, to the Contractor.

8.7
If the Contractor fails to pay PERUPETRO all or part of the royalty during the period stipulated in section 8.6, the Contractor hereby makes available to PERUPETRO a sufficient quantity of Hydrocarbons extracted from the Contract Area as to cover the owed amount, incurred costs and corresponding interests according to the provisions of section 19.6.

CLAUSE NINE—TAXES

9.1
The Contractor is subject to the ordinary tax regime of the Republic of Peru, including the ordinary Income Tax regime and specific regulations set forth in Law No 26221, in force on the Signing Date.

  The State, through the Ministry of Economy and Finance guarantees the Contractor a tax stability during the Term of the Contract, so it shall be subject solely to the tax regime in force on the Date of Signing, according to the provisions of the "Guaranty Tax Stability Regime and Taxation Regulations of Law No26221, Organic Law of Hydrocarbons", approved by Supreme Decree No32-95-EF, the "Law Governing the Stability with the State under the Sector Laws.—Law No 27343", as it is applicable, the "Updated Law of Hydrocarbons—Law No 27377", and Law 27623 and Law 27662, which rule the Return of the Sales Tax and Municipal Promotional Tax for the Hydrocarbon Exploration.

9.2
Hydrocarbon Exports from the Contract Area made by the Contractor are exempted from all Taxes, including those requiring specific mention.

9.3
Payments by means of "canon", "sobrecanon", and "participacion en la renta" to state entities, shall be made by PERUPETRO.

9.4
Regarding the current legislation, the Contractor shall pay those taxes applicable to imports of goods and supplies require by the Contractor to carry out the Operations, according to the law.

9.5
Regarding the provisions of Article 87 of the Tax Code, the Contractor may keep its accounts in Dollars and, therefore, determination of the basis for Taxes payable by the Contractor, the amount of such Taxes and payment thereof shall be carried out according to the law.

9.6
It is established that the Contractor shall use the straight-line method of depreciation over a period of five (5) Years starting from the financial year corresponding to the Date of Commencement of Commercial Production.

  This straight-line depreciation shall be applied to all Exploration and Development expenditure and to all investments made by the Contractor from the Signature Date until the Date of Commencement Commercial Production.

  The above mentioned depreciation period shall be extended, without exceeding the term of the Contract, if for price reasons or due to any other factor agreed by the Parties and after applying the linear depreciation referred to above, the Contractor's (or any of the enterprises that made up the Contractor) accounts show a loss or a fiscal loss which, in the Contractor's judgement (or such enterprise), will not be compensated by fiscal effects according to the current tax legislation. Extensions of the depreciation period shall be made known in advance to the National Superintendence of Tax Administration.

CLAUSE TEN—CUSTOM DUTIES.

10.1
The Contractor is authorized to import, either permanently or temporarily, according to the current legislation, all goods necessary for the efficient and economic execution of the Operations.

10.2
The Contractor may import temporarily, for a period of two (2) Years, goods to be used for its activities without paying import Duties, including those requiring specific mention. If an extension is required, a request shall be made to PERUPETRO up to two (2) times, for periods of one (1) Year each, and PERUPETRO shall make arrangements with the General Hydrocarbons Bureau for the corresponding Directorial Resolution. With this documentation, the National Superintendence of Tax Administration shall authorize an extension of the temporary import regime.

  The procedure, requirements and guarantees necessary for the application of the temporary import regime shall be subject to the regulations contained in the General Customs Law, its Regulation and Amendments.

10.3
The importing of goods and supplies required by the Contractor for Exploration activities in the exploration phase are exempt from all Taxes, including those requiring specific mention, provided that they are contained in the list of goods to which this entitlement applies, according to the provisions of Article 56 of Law No 26221. This entitlement shall be applied for the duration of the said phase.

10.4
Taxes levied on imports of goods and supplies required by the Contractor for the Exploitation activities and Exploration activities in the exploitation phase shall be borne by the importer.

10.5
PERUPETRO may inspect the goods imported either permanently or temporarily under the provisions of this Clause, for the Exploration activities in the exploration phase, in order to verify that such goods have been imported exclusively for the Operations.

10.6
The Contractor must periodically inform PERUPETRO about the goods and supplies which have been exonerated from Taxes, according to the provisions of Article 56 of Law No 26221.

  The Contractor may not re-export or use for other purposes, the goods and supplies referred to in the previous paragraph, without the authorization of PERUPETRO. Once such authorization is obtained, the Contractor must apply the corresponding Taxes, in accordance with the provisions of Article 57 of Law No 26221.

CLAUSE ELEVEN—FINANCIAL RIGHTS

11.1 State Guaranty

  The Central Reserve Bank of Peru participates in the Contract, according to the provisions of Law No26221 and Legislative Decree No668, to grant to the Contractor on behalf of the State the guarantees indicated in this clause, according with the regime in force on the Signing Date.

  The guarantees mentioned in this clause also cover the assignee in the event of assignment, subject to the Organic Hydrocarbons Law and to this Contract.

11.2 Exchange Rate Regime

  The Central Reserve Bank of Peru, on behalf of the Peruvian State and in compliance with the legislation in force at the Signing Date, guarantees that the Contractor shall be subject to the exchange rate regime in force on the Signing Date and, therefore, that the Contractor shall have the right to free possession, availability, use and disposal, both internally and externally, of foreign currency, as well as the freedom to exchange local currency into foreign currency on the open market, under the terms and conditions set forth in this Clause.

  The Central Reserve Bank of Peru, on behalf of the Peruvian State, guarantees the Contractor (or each one of the enterprises which made up the Contractor) the following, according to with the regime in force on the Signature Date.

  a)
  Free disposal for Contractor of up to one hundred per cent (100%) of the foreign currency generated by its exports of Fiscalized Hydrocarbons, which may be deposited in its bank accounts in Peru or abroad.

  b)
  Free disposal of and the right to convert freely into foreign currency, up to one hundred per cent (100%) of the Local currency generated by the sale of Fiscalized Hydrocarbons in the Peruvian market and the right to deposit directly in its bank accounts in Peru or abroad, both foreign currency and local currency.

  c)
  The right to maintain, control and operate bank accounts in any currency, either in Peru or abroad, to exercise control over and enjoy free use of such accounts and to maintain and freely dispose of the funds in such accounts, abroad, with no restriction whatsoever.

  d)
  Notwithstanding, the above paragraphs the Contractor's right to freely dispose, distribute, remit or retain abroad with no restriction whatsoever, its net annual profits determined in accordance with the law.

11.3 Availability and Conversion to Foreign Currency

  It is agreed that the Contractor shall use the entities of the Peruvian financial system to have access to foreign currency as referred to in paragraph b) of section 11.2.

  In case the foreign currency referred to in the previous paragraph cannot be supplied, either wholly or in part, by the said entities, the Central Reserve Bank of Peru shall guarantee the supply of the necessary foreign currency. For this purpose, the Contractor must apply in writing to the Central Bank enclosing photocopies of communications received from at least three (3) entities of the financial system stating that it is impossible to supply, either wholly or in part, the Contractor's foreign currency requirements. The communications referred to above shall be valid for two (2) Business Days after the date of issue.

  Before 11:00 a.m. on the following Business Day after the above mentioned documents have been submitted, the Central Bank shall communicate the Contractor the exchange rate to be used for the purchase, which rate shall be applied provided that the Contractor supplies the exchange value in Peruvian currency on the same day.

  If, for any reason, the exchange value in Peruvian currency is not provided by the Contractor on the same day, the Central Reserve Bank of Peru shall inform the Contractor on the following Business Day, with the same time limit, the exchange rate to be used if the purchase takes place on that day.

  Notwithstanding the above, if the Central Reserve Bank of Peru finds that the foreign currency required cannot be supplied, either wholly or in part, by the above mentioned entities, it shall request the Contractor to supply the Central Bank with the corresponding Peruvian currency so that the foreign currency purchase can be effected.

11.4 Modification of Exchange Rate Regime

  The Central Reserve Bank of Peru, on behalf of the Peruvian State, guarantees that the regime set forth in this clause shall continue to be applied to the Contractor for the term of the Contract. If, for any reason, the exchange rate is not determined by supply and demand, the exchange rate applicable to the Contractor shall be:

  a)
  If a unique official exchange rate is established having the same value for all foreign currency and related operations, this rate shall be applied to the Contract from the date on which it takes effect.

  b)
  In case of multiple exchange rates are established, or different values are given to a unique exchange rate, the exchange rate to be used for all the Contractor's operations shall be the highest with respect to the foreign currency.

11.5 Application of other Legislation

  The guarantees granted by the Central Reserve Bank of Peru to the Contractor shall apply during the Term of the Contract.

  The Contractor shall have the right to avail itself /themselves, totally or partially when pertinent, of new exchange rate legislation or regulations issued during the Term of the Contract, including those concerning exchange rate aspects not considered in this clause, provided that they are general in nature or apply to Hydrocarbon activities. Such a decision shall not affect the validity of the guarantees covering aspects other than those considered in the new exchange rate legislation or regulations of which the Contractor may have availed itself.

  It is expressly agreed that the Contractor may, at any time, revert to the guarantees it decided not to make use of temporarily and that reversion to such guarantees does not create rights or obligations on the Contractor with respect to the period during which it availed itself of the above mentioned new legislation or regulations.

  It is also agreed that reverting to such guarantees does not affect these or any other guarantees, nor creates additional rights or obligations on the Contractor. The Contractor's decision to avail itself of new exchange rate legislation or regulations, as well as any decision to revert the guarantees that it/(they) decided not to make use of temporarily, must be communicated in writing to the Central Reserve Bank of Peru and to PERUPETRO.

  The provisions of this section do not affect the provisions of the first paragraph of section 11.4.

11.6 Economic Information.

  The Contractor shall provide monthly information to the Central Reserve Bank of Peru relating to its economic activity, according with Article 74 of the Organic Banking Law approved by Legislative Decree No26123.

CLAUSE TWELVE—EMPLOYEES

12.1
The Parties agree that at the end of the fifth Year from the Date of Commencement of Commercial Production, the Contractor shall have replaced all its foreign personnel by Peruvian personnel with equivalent professional qualifications. Foreign personnel in management positions and those necessary for specialized t technical work related to the Operations are exempted from the above. The Contractor agrees to train Peruvian personnel in specialized technical work in order to that Peruvian personnel may progressively replace foreign personnel in such positions.

12.2
At the commencement of the Operations, and at the end of each calendar Year, the Contractor shall provide PERUPETRO an statistical chart of the personnel involved in the Operations, According to the form provided by PERUPETRO to the Contractor.

CLAUSE THIRTEEN—ENVIRONMENTAL PROTECTION AND COMMUNITY RELATIONS

13.1
The Contractor according to law, shall comply with the provisions and regulations of the "Environmental Regulations for Hydrocarbon Activities" approved by Supreme Decree No046-93-EM and its amendments; Legislative Decree No613, the "Environment and Natural Resources Code" and other relevant regulations. For such purpose, if pertinent, PERUPETRO will facilitate the coordinations between the Contractor and the competent authorities.

13.2
The Contractor in coordination with PERUPETRO, each time it is necessary, will divulge the scope of the Exploration and Exploitation activities derived from the Contract to local authorities and native communities, located within the direct influence of Contract Area,.

CLAUSE FOURTEEN—CONSERVATION OF HYDROCARBONS AND LOSS PREVENTION

14.1
The Contractor must adopt all reasonable measures as to prevent any form of loss of Hydrocarbons on the surface or in the subsoil, during Exploration and Exploitation activities.

14.2
In the event of a spillage of Hydrocarbons on the surface either inside or outside the Contract Area, that must be informed in accordance to the legal regulations in force, the Contractor must inform PERUPETRO immediately, indicating the estimated volume spilled and the measures taken to correct the causes thereof. PERUPETRO has the right to verify the volume spilled and to investigate the cause of the spillage.

  If Hydrocarbons are lost on the surface either inside or out side the Contract Area before the Production Fiscalization Point, due to serious negligence or fraud on the part of the Contractor, the volume lost shall be valued in accordance with the provisions of Clause Eight and included in the royalty calculation, notwithstanding the provisions of section 13.1.

  In the event of losses before the Production Fiscalization Point in circumstances other than those described in the previous paragraph and which give rise to compensation to the Contractor from third parties, the compensation obtained for the hydrocarbons lost, multiplied by the factor resulted from dividing the amount of the paid Royalty for the Fiscalized Hydrocarbons in the Production Fiscalization Point to which correspond the lost hydrocarbons, during the "fortnight" in which occurred the loss, between the value of such Fiscalized Hydrocarbons, established according to section 8.2, during the same fortnight, will be the amount the Contractor shall pay for the Royalty of the loss hydrocarbons, at the latest the second working day of receiving such compensation, without detriment of what is set forth in section 13.1.

CLAUSE FIFTEEN—TRAINING AND TECHNOLOGY TRANSFER

15.1
In compliance with the provisions of Article 29 of Law 26221, the Contractor is obliged to provide PERUPETRO with the following sum, each calendar Year during the Term of the Contract:

		ANNUAL CONTRIBUTION
		(US$)
a)	Until the calendar Year of the Date of Commencement of Commercial Production	50,000.00
b)	The Year of the Date of Commercial Production onwards
	Barrels per Day
	From 0 to 10,000	50,000.00
	From 10,001 to 30,000	80,000.00
	From 30,001 to 50,000	120,000.00
	More than 50,001	180,000.00

  The first payment shall be made on the Signature Date and shall be determined by multiplying the annual contribution corresponding to a) above by the fraction resulting from dividing the number of Days remaining in the calendar Year in progress by three hundred and sixty five (365).

  The annual training contribution for b) above shall be that corresponding to the range which includes the average daily production of fiscalized Hydrocarbons in the previous calendar Year, which will be obtained by dividing the total volume of the Hydrocarbons that were supervised during that Year by the respective number of days.

  The payments referred to in this section, with the exception of the first payment, shall be made during the Month of January of each calendar Year.

  To determine the Barrels/Day equivalent for Natural Gas, the following formula shall be used: Barrels shall be equivalent to the volume of Natural gas expressed in standard cubic feet divided by a factor of 5,626.

15.2
The Contractor shall comply with its obligations set forth in section 15.1 by depositing its contributions in an account indicated by PERUPETRO.

  PERUPETRO shall provide the Contractor a letter establishing its conformity to the payment, within five (5) Business Days after receiving the contribution.

15.3
The Contractor and PERUPETRO shall agree on the execution of technical co-operation programs for research and development in subjects of mutual interest.

  Within ninety (90) Days before the end of each calendar Year, the Parties shall submit to the Supervisory Committee the projects to be implemented in the following calendar Year.

15.4
Training programs established by the Contractor for its personnel, whether in Peru or abroad, shall be notified to PERUPETRO.

CLAUSE SIXTEEN—ASSIGNMENT

16.1
If the Contractor agrees to assign all or part of its share in the Contract, and is disposed to accept said offer, it shall notify PERUPETRO about the proposal. This notification must be accompanied by a request for qualification of the assignee as well as the complementary information necessary for obtaining qualification as a petroleum contractor, in accordance with the law.

  If PERUPETRO grants the qualification requested, the assignment shall take place through an amendment to the Contract, carried out in accordance with the law.

16.2
The Contractor shall assign, previous notification to PERUPETRO, according to the law all or part of its share in the Contract to an Affiliate

16.3
The assignee shall provide all the guaranties and assume all the rights, responsibilities and obligations of the assignor.

16.4
Each one of the enterprises which made up the Contractor shall be jointly responsible for all the obligations derived from the Contract.

  Without detriment of the above-mentioned, one of the enterprises which made up the Contractor shall be designated as the "Operator" as per an "Operations Agreement" to be signed within the Operator and the other enterprises which made up the Contractor.

  The Operator will represent the enterprises which made up the Contractor before PERUPETRO in the fulfillment of all the Contractor's obligations derived from the Contract, for which they are jointly responsible before PERUPETRO, and to exercise the rights and duties granted by the Contract to the Contractor and that by its nature shall not be exercised in separate by each one of the mentioned enterprises.

  When a change of Operator occurs, within those enterprises conforming the Contractor, such change shall be previously approved in written by PERUPETRO, which shall not be denied without justification.

  Each one of the enterprises which made up the Contractor are individually responsible of their tax responsibilities and for such responsibilities derived from these. At the same time, in relation to the financial rights established in eleventh clause, those which separately and proportionally correspond to them.

16.5
In all cases of partial assignment of sharing percentages, within the same enterprises which made up the Contractor, which not imply withdrawal of one or more than one from the Contract or the partnership with third parties, Contractor shall previously notify PERUPETRO. PERUPETRO will evaluate and determine about the qualification granted; and the Contractor shall submit documents including the new sharing percentages, for PERUPETRO's approval, if it is according to law and rules.

CLAUSE SEVENTEEN—ACT OF GOD OR FORCE MAJEURE

17.1
Neither Party shall be liable for failure to comply with an obligation, or partial, later or defective compliance therewith, during any period in which that Party is affected by Act of God or Force Majeure, provided it can prove that Act of God or Force Majeure has prevented due compliance.

17.2
The Party affected by Act of God or Force Majeure shall notify the other Party within five (5) Days of the event and provide evidence of how this has affected compliance with the corresponding obligation. The other Party shall reply in writing accepting, or not, the reason no later than fifteen (15) Days after receiving the above mentioned notification. The lack of response from the notified Party within the established term will be understood as an acceptation of the invoked reason.

  In the event of partial, late or defective compliance with an obligation due to Act of God or Force Majeure, the Party obliged to comply shall do its utmost to comply in accordance with the common intention of the Parties expressed in the Contract, and the Parties must continue to comply with the contractual obligations not affected by Act of God or Force Majeure.

  The Party affected by Act of God or Force Majeure must resume compliance with its contractual obligations and conditions within a reasonable period of time, after the reason or reasons have disappeared, and must notify the other Party within five (5) Days of disappearance of the reason. The Party not affected shall collaborate with the affected Party in this respect.

  In the event of strikes, stoppages or similar occurrences, one Party may not impose a solution on the other against its will.

17.3
The period during which Act of God or Force Majeure affects compliance with contractual obligations shall be added to the period envisaged for compliance with those obligations and to the corresponding phase of the Contract and to the Term of the Contact, if necessary.

  If Act of God or Force Majeure affects compliance with any of the minimum work programs referred to in section 4.6, the guaranty covering this period shall remain in force without being executed for the period during which compliance is affected by Act of God or Force Majeure or until PERUPETRO makes a decision on the reasons invoked by the Contractor and, if any discrepancy arises regarding the existence of Act of God or Force Majeure, until such discrepancy is resolved. To this end the Contractor must extend or replace the guaranty as applicable.

  Likewise, until PERUPETRO makes a decision on the reasons invoked by the Contractor, or while any discrepancy on the existence of Act of God or Force Majeure remains unresolved, the period for completion of the minimum work program shall be suspended. If PERUPETRO accepts the existence of the Act of God or Force Majeure invoked by the Contractor, the latter shall resume compliance with the minimum work program as soon as possible after the disappearance of the Act of God or Force Majeure.

17.4
PERUPETRO shall take all necessary steps to obtain the aid and co-operation of the appropriate government authorities to ensure the continuity and safety of the activities covered by the Contract.

  It is agreed that when either of the Parties, at its sole discretion, considers that its personnel or that of its sub-contractors cannot operate in the Contract Area because of risks to their personal safety, the other Party shall not dispute that this constitutes Act of God or Force Majeure, provided that the provisions of Articles 1314 and 1315 of the Civil Code have been complied with.

17.5
If the Contractor is affected by Act of God or Force Majeure preventing it from complying with the minimum work program in progress, after twelve (12) consecutive Months commencing on the date the Act of God or Force Majeure occurs, the Contractor may terminate the Contract, giving PERUPETRO a thirty (30) Days notice before relinquishing the Contract Area.

17.6
The provisions of this Clause Seventeen do not apply to obligations involving the payment of sums of money.

CLAUSE EIGHTEEN ACCOUNTING

18.1
The Contractor shall keep its accounts according to the accounting principles and practices established and accepted in Peru. It must also keep all books, detailed registers and documentation necessary to account for and control its activities in Peru and abroad, related to the purpose of the Contract, as well as to adequately support the income, investments, costs, expenditure and Taxes incurred in each financial year. No later than one hundred and twenty (120) Days after the Signature Date, (each company making up) the Contractor shall provide PERUPETRO with a copy of a "Manual of Accounting Procedures" which it proposes to use for recording its operations.

  The "Manual of Accounting Procedures" must contain, among other points, the following:

  a)
  The language and currency in which the accounts are to be kept.

  b)
  Applicable accounting principles and practices.

  c)
  Accounts Plan and Structure, in accordance with the provisions of the Companies Supervision Commission (CONASEV).

  d)
  Mechanisms for distinguishing accounts corresponding to the Contract and other Hydrocarbons contacts from those related to other activities.

  e)
  Mechanisms for attributing revenues, investments, common expenditures and costs to the Contracts, to other hydrocarbons contracts to related activities and to other activities.

  f)
  Determination of income and expenditure accounts and the detailed registers for the purpose of calculating the "Rt-1" Factor, as well as details of the procedures described in Appendix "E" herein, if pertinent.

18.2
If what is established in the preceding literal f) is included in the "Manual of Accounting Procedures", PERUPETRO, no later than thirty (30) Days after receiving it, shall inform the Contractor of its approval of the "Rt-1" Factor accounting procedure referred to in such literal,,or, of its suggestions for improving and/or extending this procedure. If no notification is received from PERUPETRO within the said period, the procedure referred to in literal f) of section 18.1 shall be considered as approved in its entirety.

  Within the same period of thirty (30) Days after receiving the "Manual of Accounting Procedures", PERUPETRO may make suggestions and/or observations to improve, extend or eliminate one or more of the other accounting procedures set forth in the Manual. All changes to the approved "Rt-1" Factor accounting procedure shall previously be submitted to PERUPETRO for approval and for this purpose the procedure set forth in the first paragraph of this section shall be followed.

  In case of modifications in the sharing of the enterprises which made up the Contractor, the new enterprises shall be obliged to submit its corresponding "Manual of Accounting Procedures". The enterprises which, after modifying the participation, continue to be constituent part of the Contractor shall submit a modification of their "Manual of Accounting Procedures".

18.3
The Contractor accounts, financial statements and their support documentation shall be made available to the authorized representatives of PERUPETRO for inspection after prior notice has been given.

18.4
The Contractor shall carry out records of the assets, used in the Contract Operations, according to the Peruvian accounting regulation in force and to the accounting practices generally accepted within the world oil industry.

  PERUPETRO may, at its own criteria, request the Contractor information about its properties. At the same time, PERUPETRO may request the Contractor its physical inventories schedule of the goods inherent to the Operations, classifying them according to their ownership, the Contractor or third parties. PERUPETRO may also request to take part in the inventories if considered convenient.

18.5
The Contractor shall submit within thirty (30) Days of publication, a copy of the external auditors' report on the financial statements corresponding to the previous financial year. In case the Contractor has entered into more than one contract with PERUPETRO, or performs activities different than those of the Contract, it is obliged to carry out separated accounts with the purpose of formulating financial statements for each contract and/or activity, and as a consequence, the report executed by its external auditors shall include also financial statements by each contract and/or activity.

18.6
Contractor shall submit, within the fifteen (15) Days of having submitted before the National Superintendence of Tax Administration or any entity replacing it, copy of all the documents enclosed to the income tax affidavit.

18.7
The agreement entered into the enterprises which made up the Contractor, governing the relations between them and the capacities, rights and obligations of the Operator, named "Operations Agreement", amendments or extensions or new "Operations Agreements" shall be delivered to PERUPETRO in Spanish language, within the thirty (30) days following the Signing Date.

  The enterprise designated as Operator will keep a special accounts system in which shall be registered everything related to Operations.

CLAUSE NINETEEN—VARIOUS

19.1
If, on one or more occasions, either Party fails to invoke or insist on compliance with any of the provisions of the Contract, or on exercising any of the rights granted under this Contract, this shall not be construed as waiving such provision or right.

19.2
In carrying out the Operations, the Contractor shall comply with all the resolutions issued by the competent authorities in the exercise of their legal powers. The Contractor is also obliged to comply with all the dispositions of the competent authorities relating to defense and national security.

19.3
The Contractor has the right to free entry to and exit from the Contract Area.

19.4
In accordance with current legislation, the Contractor shall have the right to use for the Operations timber, water, gravel and other construction materials found in the Contract Area, respecting the rights of third parties if applicable.

19.5
Technical information from the Contract Area or other areas which the Contractor wishes to acquire must be requested from PERUPETRO, which will provide it in accordance with its Use and Transference Policy for PERUPETRO's technical information. For this purpose the Parties shall sign a "Letter of Agreement".

19.6
If either Party fails to make payments within the agreed period, the amount of the payment shall be subject to the following rates of interest commencing on the Day after the date on which it should have been paid:

a)
For accounts expressed and payable in Peruvian currency, the applicable rate shall be the local currency lending rate (TAMN) for loans of up to three hundred and sixty (360) Days, published by the Banking and Insurance Superintendent, or that which replaces it, applicable to the period between the due date and the effective date of payment.

b)
For accounts expressed in Dollars, and payable in local currency or Dollars, the applicable rate shall be the Prime Rate plus three (3) percentage points, published by the Federal Reserve of the United States of America, applicable to the period between the due date and the effective date of payment or, failing this, the Parties shall agree another adequate replacement rate.

19.7
The provisions of section 19.6 shall apply to all accounts between the Parties arising from the Contract or any other agreement or transaction between the Parties. Different arrangements for the payment of interest may be established by written agreement between the parties. The provisions contained herein for the application of interest shall not modify in any way the Parties' legal rights and means to ensure payment of sums owed.

19.8
In the event of a national emergency decreed by law, in virtue of which the State must acquire Hydrocarbons from local producers, these shall be acquired at prices according to the provisions of Clause Eight and payment shall be made thirty (30) Days after delivery.

19.9
The Peruvian State, through the Ministry of Defense and Ministry of the Interior, shall provide the Contractor, as far as possible, with all necessary security measures for the Operations.

19.10
The Contractor shall release and, if necessary, compensate PERUPETRO and the Peruvian State as the case may be, from any third party claim, legal action, charge or lien resulting from the Operations and relations covered by the Contract, and arising from any contractual or non-contractual relationship, except those arising from the actions of PERUPETRO or the Peruvian State.

19.11
Contractor shall have free availability of the Hydrocarbons corresponding to it, according to the Contract.

19.12
In the event of variation in the participation percentages of natural persons or legal entities constituting the Contractor, and as long as there is no assignment of contractual position, the Contractor shall notify PERUPETRO, before performing the mentioned variation, in order that PERUPETRO evaluates and declares itself about the qualification granted to the Contractor. If the participation variation proceeds, Contractor shall enclose the documents reflecting the new variation percentages.

(Se eliminó de está cláusula pero se puso en la 18)

CLAUSE TWENTY—NOTICES AND COMMUNICATION

20.1
All notices and communications related to the Contract shall be considered validly delivered if in writing and with proof of delivery, or received by means of register post or facsimile or other method agreed between the Parties on a Business Day at the following addresses:

  PERUPETRO:

  PERUPETRO S.A.
  General Management
  Av. Luis Aldana No 320
  Lima 41—Peru.Fax: 475 7722 / 475 9644

  Contractor:

  Fax:

  Corporate Guarantor:

  Fax:

20.2
Either Party shall have the right to change its address or facsimile number for the purposes of notices and communications, through a notice to the other Party at least five (5) Business Days before the change takes effect.

  The provisions of the first paragraph of this section also apply to the Corporate Guarantor.

CLAUSE TWENTY ONE—SUBMISSION TO PERUVIAN LAW AND SETTLEMENT OF DISPUTES

21.1 Submission to Peruvian Law

  The Contract has been negotiated, drafted and signed in accordance with the laws of Peru, and its content, execution and other consequences arising therefrom are governed by the domestic legislation of the Republic of Peru.

21.2 Technical Conciliation Committee

  The Technical Conciliation Committee shall meet no later than fifteen (15) Business Days after being called by either Party and shall consist of three.(3) members qualified in the subject under discussion. Each of the Parties shall select one (1) member and the third by the members appointed by the Parties. If either Party fails to nominate its representative within the time allowed, or if the members nominated by them cannot agree on the third member within the time allowed, or if the Technical Conciliation Committee fails to reach a decision within the time allowed, either Party may submit the discrepancy to arbitration as set forth in section 21.3 of the Contract.

  The Parties shall agree on the procedures which are to govern this Committee no later than sixty (60) Days after the Signature Date.

  The decisions of the Technical Conciliation Committee shall be published no later than thirty (30) Days after it has been installed and shall be binding until an arbitration tribunal, if applicable, arrives at a final decision. Without affecting compliance with the decision of the Technical Conciliation Committee, either Party may resort to arbitration in accordance with the provisions of section 21.3, within sixty (60) Days after the date of receipt of the above mentioned decision.

21.3 Arbitration Agreement

  Any lawsuit, controversy, dispute or claim between the Contractor and PERUPETRO arising from the Contract or concerning the interpretation, compliance, resolution, termination, effectiveness or validity thereof, which cannot be resolved by mutual agreement between the Parties must be resolved through international arbitration, in accordance with the provisions of Article 68 of Law No26221.

  Arbitration shall take place in Spanish, in accordance with the provisions of this clause. The arbitration shall be administered by the International Chamber of Commerce, hereinafter referred to as ICC. In all matters not considered in this clause, the arbitration shall be organized and carried out in accordance with the ICC Arbitration Regulations in force on the Signature Date. In addition to this clause and the said Regulation, the regulations contained in Law No 26572, General Arbitration Law, or any legislation which may replace it, shall apply.

  Three (3) arbitrators shall be appointed, one by each of the Parties and the third by the arbitrators appointed by the Parties. If, after thirty (30) Days from the appointment of the arbitrators by the Parties, these have not appointed the third, either Party may request the ICC to make the appointment.

  The matter in dispute shall be determined by the petition, its plea and eventually, if applicable, by the counterclaim and its plea. At request of any of the Parties, after fifteen (15) Working Days counted upon the corresponding summons, if there is no reply to the petition or counterclaim, the arbitrators are empowered to precise the dispute if any of the Parties denies to do it.

  The arbitrators shall apply the domestic law of the Republic of Peru in arriving at a solution to the lawsuit, controversy, dispute or claim submitted to arbitration.

  Arbitration shall take place in the city of Lima, Peru, unless the Arbitral Court could not meet in this city due to circumstances foreign to the will of its members. Under these circumstances, the Parties shall agree other place to carry out the arbitration. If after fifteen (15) Days, counted upon the summons of the arbitrators impediment to the Parties, these would not reach an agreement about the new place to carry out the arbitration, the CCI will establish the place.

  If the amount at issue exceeds five hundred thousand and 00/100 Dollars (US$500,000.00) and one of the Parties considers that the arbitration should take place in another city and country, it shall be sufficient to state this and propose another city and country in the first written communication notifying the other Party of the decision to resort to arbitration. If the Parties have not reached agreement on an alternative location for the arbitration after fifteen (15) Days from the above mentioned notification, the ICC shall decide where the arbitration is to be held.

  If there is a discrepancy over the amount at issue, or if the amount cannot be determined, it is the responsibility of the ICC to fix the place where the arbitration is to be held, taking into account the provisions of the previous paragraph.

  The Parties waive all rights of appeal, annulment or protest against the decision of the arbitrators. An appeal for annulment against the decision shall only be allowed under those circumstances envisaged by law. The Parties declare that the arbitrators' decision is final and binding and shall be acted upon immediately.

  The Parties bind themselves to do everything necessary to ensure that the arbitration process is carried to completion and execution.

  The maximum duration of the arbitration process shall be one hundred and eighty (180) Business Days, commencing on the date of the Act of installation of the arbitration tribunal, or other similar Act. If an extension to this period is required, the provisions of the ICC Arbitration Regulations shall apply.

  If the arbitrators' decision is reached outside Peru, acknowledgement and execution thereof shall be governed by the "Convention on the Acknowledgement and Execution of Foreign Arbitration Decisions—New York 10th June 1958" (the New York Convention) or the "Interamerican Convention on International Commercial Arbitration—Panama, 30th January 1975" (the Panama Convention), or the provisions concerning this matter of Law No 26572, General Arbitration Law, or any legislation which may replace it, as determined by the Party requesting acknowledgement and execution of the decision.

  Whilst arbitration is taking place, the Parties shall continue to comply with their contractual obligations, as far as possible, including those subject to the arbitration process. If the arbitration concerns compliance with the contractual obligations covered by the guaranties referred to in section 3.10, these guaranties cannot be executed and must be maintained in force in a period that exceeds in thirty (30) during the arbitration process.

  During the development of the arbitration the Parties shall continue fulfilling their contractual obligations, as it may be possible, including those which are matter of arbitration.

  Without detriment of the above-mentioned, if the arbitration matter is related to the fulfillment of the contractual obligations guaranteed with the guaranties to which are referred to in section 3.10, the calculation of the respective term will remain in suspense, and the guaranties could not be executed. Those guaranties shall be maintained un force during the arbitration proceeding. For such purpose the Contractor shall extent or replace such guaranties, as it may be necessary.

21.4
The Parties waive the right to claim through diplomatic channels.

21.5
This Contract is drafted and interpreted in Spanish, and the Parties agree that this is the only and the official version.

CLAUSE TWENTY TWO—TERMINATION.

22.1
Termination of this Contract is governed by the provisions contained herein and, additionally, by the regulations contained in Law No 26221; and, regarding anything not envisaged therein, by the regulations contained in the Civil Code.

  Except in the cases envisaged in section 22.3, when either Party fails to comply with any of the obligations set forth in the Contract for reasons other Act of God or Force Majeure, the other Party may notify said Party of the failure to comply and its intention to terminate the Contract after sixty (60) Days if the non compliance is not made good within this period or the first Party cannot show that it is making good the non compliance to the satisfaction of the other Party.

  If the Party which receives a notification of non compliance questions or denies the existence of such non compliance, that Party may refer the matter to arbitration in accordance with the provisions of Clause Twenty One, within a period of thirty (30) Days after receiving the notification. In this case, the above mentioned period of sixty (60) Days shall be suspended until the arbitrators' decision has been communicated to the Parties; the Contract shall be terminated if the non compliance is confirmed and is not made good within the said period.

  The Contract may terminate before the end of its Term, by express agreement between the Parties.

22.2
On termination of the Contract, all rights and obligations of the Parties specified in the Contract shall cease entirely and the following shall be taken into account:

a)
The rights and obligations of the Parties derived from this Contract before the date of termination should be respected; including, within others, the right of the Contractor over the hydrocarbons extracted and the guaranties established in the Contract; and

b)
In the event of non compliance with and responsibility for any of the obligations specified in the Contract, incurred before the date of termination by either Party these shall be made good by the infringing Party, with the exception of the obligations specified in the Contract which cease on termination thereof.

22.3
The Contract shall terminate as by operation of law and without prior proceedings in the following cases:

22.3.1
If the Contractor has failed to comply with the execution of the minimum work program for any period of the exploration phase after making use of the extensions contemplated in section 3.4, if appropriate, and without giving satisfactory reasons to PERUPETRO, unless the provisions of sections 4.7 and 4.13 apply.

22.3.2
If at the end of the exploration phase, or retention period, whichever occurs last, no declaration of Commercial Discovery has been made.

  22.3.3
  In the specific cases set forth in sections 3.10, 4.2 and 17.5.

  22.3.4
  If the Contractor has been declared insolvent, bankrupt, dissolved or Liquidated, and the other enterprise or other enterprises that are part of the Contractor, or a third party duly qualified by PERUPETRO do not take over the participation in the Contract of the enterprise dissolved, liquidated or bankrupted within the fifteen business days.

  22.3.5
  If the corporate guaranty(ies) referred to in section 3.11 are not in force or should the insolvency, dissolution, Liquidation or bankruptcy of any entity that granted the guarantee mentioned in section 3.11 have been declared and said guarantee has not been assumed by a third party and accepted by PERUPETRO.

  22.3.6
  By order of an arbitration tribunal declaring, in the cases set forth in section 22.1, non compliance and this is not made good in accordance with the provisions of that section, or by order of an arbitration tribunal which declares the Contract terminated.

  22.3.7
  At the end of the Contract Term.

22.4
In accordance with the provisions of Article 87 of Law No 26221, the Contract may also be terminated when activities cease permanently as a result of applying the "Environmental Regulations for Hydrocarbons Activities" approved by Supreme Decree No 046-93-EM and its modifications.

22.5
If the Contractor or any of the entities providing the guaranty referred to in section 3.11 seeks judicially protection through the Courts against the actions of creditors, PERUPETRO may terminate the Contract if it deems that its rights under the Contract are not duly protected.

22.6
At the termination of the Contract, the Contractor shall return to the Peruvian State, through PETROPERU, at no charge whatsoever to the latter, unless it does not require them, the buildings, energy installations, encampments, means of communication, pipelines and other production assets belonging to the Contractor, which will allow the Operations to continue. Such assets must be returned in good condition, well maintained and in working order, taking into account fair wear and tear.

  If joint Oil Production, Non-associated Natural gas and/or Non-associated Natural gas and Condensates is taking place, at the end of the period established in section 3.1 for the Petroleum exploration phase, the Contractor shall return to the Peruvian State, through PETROPERU, at no charge whatsoever to the latter, unless it does not require them, the assets and installations used for Oil Production which are not necessary for the Production of Non-associated Natural gas and/or Non-associated Natural gas and Condensates. Such assets must be returned in good condition, well maintained and in working order, taking into account fair wear and tear.

  The assets and installations retained by the Contractor for the Production of Non-associated Natural gas and/or Non-associated Natural gas and Condensates which have also been utilized in Oil Production, even when these continue as the Contractor's property, shall be used in the production of both products and an agreement shall be entered into between the Parties to this effect.

  If the Contractor has been using the assets and installations described in the first paragraph of this section, but they are not devoted exclusively to the Operations, that is, they have also been used for operations in other areas covered by a current contract for the Exploration and Exploitation of Hydrocarbons in Peru, the Contractor shall continue to own and make use of such assets.

22.7
For the purpose of complying with the provisions of section 22.6, during the last Year of the Contract Term, the Contractor shall carry out those actions and enter into those agreements required by PERUPETRO and aimed at ensuring an ordered and uninterrupted transition of the Operations being carried out at the date of termination of the Contract.

ANNEX "A"
BLOCK            DESCRIPTION
LOCATION

LOCATION

        Block            is located offshore, Pacific Ocean, in front of                        Department, and its boundaries are shown in Annex "B" (map) and described as follows:

REFERENCE POINT

        The Reference Point (P.R.) is the Geodesic Station            ,known as            located in the Province of                        , Department of

DEPARTURE POINT

        From Station            (P.R.), measure                        m. West and then                        m. North to arrive at Point            , which is the Departure Point (P.P.) on the perimeter of the Block.

CONFIGURATION OF THE BLOCK
Description of each corner

ADJOINING AREAS

To the North,
To the South,
To the West,
To the East,

LIST OF COORDINATES OF REFERENCE POINT AND CORNERS OF BLOCK

POINT	GEOGRAPHICAL COORDINATES	PLANE U.T.M.COORDINATES

EXTENSION

ANNEX "B"

BLOCK MAP

ANNEX "C-1", "C-X",
LETTER OF GUARANTY FOR THE            PERIOD OF THE MINIMUM WORK PROGRAM

LETTER OF GUARANTY No
Lima
Messrs.

PERUPETRO S.A.

Dear Sirs,

        We,            (entity of the financial system)             hereby stand as joint and several guarantors with                        ., hereinafter referred to as the Contractor, to PERUPETRO S.A., hereinafter referred to as PERUPETRO, for the sum of            and 00/100 Dollars (US$            ) in order to guarantee faithful compliance of the Contractor's obligation to                        under the minimum work program for the            period, contained in sub-section 4.6            of Clause Four of the License Contract for the Exploration and Exploitation of Hydrocarbons in the Block            , entered into with PERUPETRO, (hereinafter referred to as the Contract).

        The obligation assumed by            (entity of the financial system)             under this Guaranty is limited to paying PERUPETRO the sum of                        and 00/100 Dollars (US$            ) against their request for payment.

1.
This is an irrevocable, unconditional, joint and several guaranty, without excussio, automatically executable and payable, whilst it is in force, against presentation of a notarial letter sent by PERUPETRO to            (entity of the financial system)    , requesting payment of                        and 00/100 Dollars (US$ )

2.
This guaranty shall expire on the                        , unless            (entity of the financial system)             has received, prior to this date, a letter from PERUPETRO, absolving            (entity of the financial system)              and the Contractor from all responsibility under this guaranty, in which case this guaranty shall cease to be effective from the reception date of the said letter from PERUPETRO.

3.
Any delay on our part in honouring this guaranty in your favor shall accrue interest equivalent to the Foreign Currency Lending Rate (TAMEX), used by financial institutions and published by the Banking and Insurance Superintendent, applicable during the period of the delay, or any rate which may replace it. Interest shall be calculated from the reception date of the notarial request sent by PERUPETRO to            (entity of the financial system)

  No claim whatsoever regarding this guaranty may be made after the date of expiry, or the date on which it ceases to be effective, and            (entity of the financial system)             and the Contractor shall be absolved of all responsibility and obligation arising from this guaranty.

Yours faithfully,
(entity of the financial system)

ANNEX "D"
CORPORATE GUARANTY

Messrs.
 PERUPETRO S.A.
Luis Aldana 320
Lima 41
PERU

        In accordance with the provisions of section 3.11 of the License Contract for the Exploration and Exploitation of Hydrocarbons in Block 70, to be entered into between PERUPETRO S.A. ("PERUPETRO") and                        ("Contractor"), we,             , hereby stand as joint and several guarantors with            , to PERUPETRO, in order to guarantee compliance with all its obligations assumed under the minimum work program described in section 4.6 of the Contract of each one of the annual Exploration programs, however amended or changed, submitted by the Contractor to PERUPETRO in compliance with section 5.3 of the Contract.

        This guaranty shall remain in force while the obligations derived from the Contract are enforceable. For the purposes of this Guaranty,                         , submits itself to the laws of the Republic of Peru, expressly waives all claims through diplomatic channels and submits itself to the arbitration procedure for the solution of disputes set forth in Clause Twenty One of the Contract.

Yours faithfully,
Company (Authorized Officer).

ANNEX "E"
ACCOUNTING PROCEDURES

1.
GENERAL PROVISIONS

1.1
PURPOSE

    The purpose of this Annex is to establish accounting rules and procedures enabling the Contractor's income, investments, expenditure and operating costs to be determined for the purposes of calculating the "Rt-1" Factor referred to in Clause Eight of the Contract.

  1.2
  DEFINITIONS

    The terms used in this Annex which have been defined in Clause One of the Contract shall have the meaning assigned to them in that clause. The accounting terms included in this Annex shall have the meanings given to them by the accounting rules and practices accepted in Peru and in the international Petroleum industry.

  1.3
  ACCOUNTING RULES

  a)
  The Contractor shall keep its accounts in accordance with current legislation and the accounting principles and practices established and accepted in Peru and in the international Petroleum industry, and in accordance with the provisions of these Accounting Procedures.

  b)
  The "Accounting Procedures Manual" referred to in section 18.1 of the Contract must take into account the stipulations of this Appendix.

2.
ACCOUNTS LEDGERS, INSPECTION AND ADJUSTMENTS

2.1
SYSTEM OF ACCOUNTS

    In order to determine the "Rt-1" Factor, the Contractor shall keep a special system of accounts to record, in Dollars, income and expenditure related to the Contract Operations. This system shall consist of two main accounts: the "Rt-1" Factor Income Account, and the "Rt-1" Factor Expenditure Account.

  2.2
  EXCHANGE RATE

    Transactions carried out in Peruvian currency shall be recorded using the sales exchange rate current on the Day in which the expenditure was effected or the income received. Transactions carried out in Dollars and valuation of the production shall be recorded in accordance with the provisions of point 3.3 herein.

  2.3
  SUPPORT DOCUMENTATION

    The Contractor shall keep the original documentation supporting the charges made to the "Rt-1" Factor accounts.

  2.4
  "Rt-1" FACTOR STATEMENT OF ACCOUNT

    During the exploration phase, the Contractor shall submit to PERUPETRO, no later than thirty (30) Days after the end of each period, a Month per Moth Statement of Account for the "Rt-1" corresponding to such period.

    If Contractor chooses to apply the methodology described in section 8.3.2, for the royalty calculation, he shall submit PERUPETRO, within thirty (30) Days following the date of Declaring Commercial Discovery, a detailed statement Month per Month of Accounts for the

    R t-1 Factor Income and Expenditure corresponding to the period elapsed since last statement submitted until July or December of the preceding year, as it may correspond.

    Henceforth, Contractor shall submit to PERUPETRO, within the fifteen (15) Days following the end of January and July of each calendar year, a detailed month per month Statement of Accounts for the Rt-1 Factor Income and Expenditure, corresponding to the preceding semester.

    a)
    Statement of Account of "Rt-1" Factor Income

      The Month per Month Statement of Account of the "Rt-1" Factor Income includes the valuation of Fiscalized Production corresponding to the reported semester. It shall also include, in detail and classified according to nature, all transactions by which the Contractor has received income, including the dates on which this income was effectively received, a short description of the transaction, the number of the accounts receipt, amount in Dollars or in local currency and in Dollars if the income is received in local currency, and the corresponding exchange rate.

    b)
    Statement of Account of "Rt-1" Factor Expenditure

      The Statement of Account of the "Rt-1" Factor Expenditure shall contain, in detail and classified by nature, all transactions by which the Contractor has made payments including the dates on which these payments were effectively made, a short description of the transaction, the number of the accounts receipt, amount in Dollars or in local currency and in Dollars if the income is received in local currency, and the corresponding exchange rate.

  2.5
  INSPECTION OF THE ACCOUNTS AND ADJUSTMENTS

  a)
  The account ledgers and original documentation supporting the transactions included in each Monthly Statement shall be placed at the disposal of authorized representatives of PERUPETRO, during office hours, for inspection, whenever required.

      Inspections of the account ledgers and supporting documentation shall be carried out in accordance with generally accepted auditing rules, including sampling procedures if necessary.

    b)
    The Statements of Account of the "Rt-1" Factor shall be considered to have been accepted if PERUPETRO makes no written objection within a maximum period of twenty four (24) Months commencing on the date they were submitted to PERUPETRO.

      The Contractor must reply, providing documents, to comments made by PERUPETRO no later than three (3) Months after receipt of the communication in which PERUPETRO states its comments. If the Contractor fails to do so within the above mentioned period, PERUPETRO's comments shall be taken as accepted.

    c)
    Any discrepancy arising from an inspection of the accounts must be resolved by the Parties within a maximum period of three (3) Months commencing on the date on which PERUPETRO receives the Contractor's reply. At the end of this period, the discrepancy shall be put to the Supervisory Committee which shall proceed in accordance with the provisions of section 7.4 of the Contract. If the discrepancy persists, the Parties may agree that it be examined by a firm of external auditors previously accepted by PERUPETRO, or that the procedures set forth in section 21.3 of the Contract be followed. The decision of the external auditors or arbitration tribunal shall be final.

    d)
    If an inspection of the accounts establishes that in a given Month a different "Rt-1" Factor to that which was actually used should have been applied, every adjustment shall accrue interests as it is set forth in section 8.5 of the Contract.

3.
REVENUES AND EXPENDITURES IN THE "Rt-1" FACTOR ACCOUNTS

3.1
REVENUES

    The following shall be recognized as revenues and recorded in the "Rt-1" Factor Revenue Account:

    a)
    The valuation of Fiscalized Hydrocarbon Production in accordance with Clause Eight of the Contract.

    b)
    Sales of assets acquired by the Contractor for Contract Operations, the cost of which was recorded in the "Rt-1" Factor Expenditure Account.

    c)
    Services rendered to third parties involving personnel whose remuneration and benefits are recorded in the "Rt-1" Factor Expenditure Account and/or involving goods whose acquisition cost has been recorded in the "Rt-1" Factor Expenditure Account.

    d)
    Revenues from letting assets belonging to the Contractor, whose acquisition cost has been recorded in the "Rt-1" Factor Expenditure Account or sub-letting of goods whose hire is charged to the "Rt-1" Factor Expenditure Account.

    e)
    Compensation received from insurance policies taken out in relation to Contract activities for damaged goods, including compensation for loss of profits. The income obtained as a result of a Hedging is not considered.

    f)
    Other revenues representing credits applicable to charges to the "Rt-1" Factor Expenditure Account.

  3.2
  EXPENDITURES

    From the Date of Signing, all investments, expenditures and operating costs which are duly supported by a corresponding receipt shall be recognized. This recognition shall nevertheless be subject to the following limitations:

    a)
    Regarding personnel:

      The remuneration and benefits granted to Contractor's personnel assigned permanently or temporarily to the Operations. For such purpose the Contractor shall put at disposal of PERUPETRO, as it may deem convenient, the payroll and the internal personnel policy of the enterprise.

      In general, all remuneration and benefits of the Contractor's operations and administrative personnel incurred in the execution of the Operations shall be recorded, classified according to their nature.

      If the Contractor carries out activities other than those of the Contract, the cost of personnel assigned temporarily or partially to the Operations shall be charged to the Expenditure Account in accordance with the provisions of line h) of this point 3.2.

    b)
    Regarding services of Affiliates:

      When services are provided by Affiliates, the prices charged shall be competitive with those of other companies.

    c)
    Regarding materials and equipment:

      Materials and equipment acquired by the Contractor shall be recorded in the "Rt-1" Factor Expenditure Account in accordance with the following points:

      •
      New materials and equipment (condition "A")
      Condition "A" includes new materials and equipment which can be used without any reconditioning whatsoever and they shall be recorded at the price appearing on the corresponding commercial invoice plus those costs generally accepted in accounting practice, including additional importing costs if applicable.

      •
      Used materials and equipment (condition "B")
      Condition "B" includes those materials and equipment which, although not new, can be used without any reconditioning whatsoever and they shall be recorded at seventy five per cent (75%) of the prices being quoted at that time for new materials and equipment, or at the purchase price shown on the corresponding commercial invoice, whichever value is lower.

      •
      Materials and equipment (condition "C")
      Condition "C" includes those materials and equipment which can be used for their original function after adequate reconditioning and they shall be recorded at fifty per cent (50%) of the prices being quoted at that time for new materials and equipment, or at the purchase price shown on the corresponding commercial invoice, whichever value is lower.

    d)
    Regarding freight and transport costs:

      Only travel expenses for Contractor's personnel and their families shall be recognized, as well as transport costs for personal and household effects, according to the internal policy of the enterprise.

      In transport of equipment, materials and supplies necessary for the Operations, the Contractor shall avoid payment of "false freights". If this occurs, recognition of such payments shall require PERUPETRO's express acceptance in writing.

    e)
    Regarding insurance:

      Premiums and net costs of insurance taken out wholly or partially with Affiliates of the Contractor shall be recognized only insofar as they are competitive compared to insurance companies which are unconnected to the Contractor. It shall not be considered payments performed as a results of Hedging contracts.

    f)
    Regarding taxes:

      Only taxes paid in relation to activities inherent in the Contract shall be recognized.

    g)
    Regarding expenditure on research:

      Research expenditure for the development of new equipment, materials, procedures and techniques to be used in the search for, development and production of Hydrocarbons, as well as expenditure on improvement to these, shall be recognized after approval in writing has been obtained from PERUPETRO.

    h)
    Regarding the proportional assignment of general expenditure:

      If the Contractor is carrying out activities other than those of the Contract or has entered into more than one contract with PERUPETRO, a proportion of the costs of technical and administrative personnel, the costs of maintaining administrative offices, warehousing costs and expenditure as well as other indirect costs and expenditure shall be charged to the "Rt-1" Factor Expenditure Account in accordance with a policy previously proposed by the Contractor and accepted by PERUPETRO.

  3.3
  TIME OF RECORDING

  a)
  Income corresponding to the valuation of Fiscalized Hydrocarbons Production in a given calendar Month, shall be recorded as income for the calendar Month in which it was monitored.

  b)
  The income referred to in lines b), c), d), e) and f) of point 3.1 herein, shall be charged to the Income Account at the moment at which it is effectively received.

  c)
  Expenditures shall be recorded at the moment at which the corresponding payments are made.

4.
UNRECOGNISED INCOME AND EXPENDITURE

4.1
UNRECOGNISED INCOME

    The following shall not be recognized as income for the purposes of calculating the "Rt-1" Factor:

    a)
    Financial income in general.

    b)
    Income received for services rendered by the Contractor or sales of Contractor's assets occurring before the Signing Date of the Contract.

    c)
    Income received for activities not related to the Contract Operations.

  4.2
  UNRECOGNISED EXPENDITURE

    Payments made for the following concepts shall not be recognized as expenditures for the purposes of calculating the "Rt-1" Factor:

    a)
    Investments, expenditure and costs incurred by the Contractor before the Signature Date.

    b)
    Interest paid on loans, including interest on suppliers' credit.

    c)
    Financial costs in general.

    d)
    The cost of inventories in the event of a transfer of Contractor's rights in virtue of the Contract.

    e)
    Depreciation and amortization of assets.

    f)
    Amounts payable as a result of failing to comply with contractual obligations, as well as fines, penalties and compensation payments imposed by the authorities.

    g)
    Fines, surcharges and adjustments derived from failure to comply with prompt payment of taxes currently in force in Peru.

    h)
    Income Tax applicable to the Contractor and Tax on to profits available to the parent company abroad, if applicable.

    i)
    Value Added Tax and Municipal Promotion Tax, unless it is an expenditure according to Income Tax Law.

    j)
    Donations in general, except those approved by PERUPETRO.

    k)
    Publicity expenses, except those approved by PERUPETRO.

    l)
    Costs and expenditures incurred for transport and sale of Hydrocarbons beyond the Production Fiscalization Point.

    ll)
    Investment in facilities for the transportation and storage of Hydrocarbons produced in the Contract Area, after the Production Fiscalization Point.

    m)
    Other investments and expenditures not connected with the Contract Operations.

5.
REVIEW OF THE ACCOUNTING PROCEDURES

  The provisions of these Accounting Procedures may be modified by agreement between the Parties, indicating the date on which such modifications take effect, without detriment of the corresponding regulations.

ANEXO "F"

EXPLORATION WORKING UNITS
Table of Equivalencies

TABLE OF EQUIVALENCIES OF THE
EXPLORATORY WORKING UNITS - UTE
Geophysics

Activity	UTE Jungle	UTE Northwest	UTE Offshore
Seismic 2D – Km-Onshore	1,00	0,50	0,20
Seismic 3D – Km2-Onshore	3,00	1,30	1,00
Reprocessing 2D – Km	0,02	0,02	0,02
Gravimetry – Km	0,02	0,02	0,02
Magnetometry – Km	0,02	0,02	0,02
Studies per period	20	20	20

Explratory Wells

Depth in meters – m
0 – 1000	0,10 × m	0,045xm	0,10 × m
1001 – 2000	0,13 × m	0,050xm	0,13 × m
2001 – 3000	0,18 × m	0,055xm	0,18 × m
3001 – 4000	0,22 × m	0,065xm	0,22 × m
4001 upwards	0,25 × m	0,075xm	0,25 × m

Notice: To the effect of valuation of the guaranties established in section 3.10, it shall be used the following equivalence: 1UTE = US$ 5,000

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ANEXO "F" EXPLORATION WORKING UNITS Table of Equivalencies TABLE OF EQUIVALENCIES OF THE EXPLORATORY WORKING UNITS - UTE Geophysics
Explratory Wells